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                                                                   EXHIBIT 10.15


                            ASSET PURCHASE AGREEMENT

                            DATED AS OF APRIL 7, 2000

                                      AMONG

                      ORTHODONTIC CENTERS OF AMERICA, INC.,

                                    AS BUYER

                                       AND

                            APPLE ORTHODONTIX, INC.,

                              DEBTOR IN POSSESSION,

                                       AND

                       APPLE ORTHODONTIX OF CANADA, INC.,

                      VICTORIA ORTHODONTIC MANAGEMENT LTD.,

                             489147 ONTARIO LIMITED,

                            RUTH MANAGEMENT INC., AND

                                265084 B.C. LTD.,

                                   AS SELLERS

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                                TABLE OF CONTENTS

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                                                                                                                 Page

ARTICLE 1.  DEFINED TERMS AND INTERPRETATION......................................................................1
         1.1.     Defined Terms...................................................................................1
         1.2.     Interpretation..................................................................................1

ARTICLE 2.  SALE AND PURCHASE OF CERTAIN ASSETS...................................................................2
         2.1.     Purchase of the Assets..........................................................................2
         2.2.     Purchase of Canadian Assets.....................................................................3
         2.3.     Excluded Assets.................................................................................4
         2.4.     Assets Free and Clear...........................................................................4
         2.5.     Assumed Liabilities; Excluded Liabilities.......................................................4
         2.6.     Purchase Consideration..........................................................................5
         2.7.     Purchase Price Adjustment.......................................................................5
         2.8.     Closing........................................................................................10
         2.9.     Closing Deliveries.............................................................................10
         2.10.    Normal Prorations..............................................................................10
         2.11.    Further Acts and Assurances....................................................................10

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................................................11
         3.1.     Corporate Organization.........................................................................11
         3.2.     Authorization; Binding Agreement...............................................................11
         3.3.     Consents and Approvals.........................................................................12
         3.4.     No Conflicts...................................................................................12
         3.5.     Reports and Financial Statements...............................................................12
         3.6.     Absence of Undisclosed Liabilities.............................................................13
         3.7.     Litigation.....................................................................................13
         3.8.     Compliance with Law............................................................................13
         3.9.     Title to Assets................................................................................13
         3.10.    Assets.........................................................................................14
         3.11.    Employees of the Sellers.......................................................................15
         3.12.    Taxes..........................................................................................15
         3.13.    Employee Benefit Plans; ERISA..................................................................16
         3.14.    Labor Controversies............................................................................16
         3.15.    Insurance......................................................................................16
         3.16.    Environmental Matters..........................................................................17
         3.17.    Brokers and Finders............................................................................17
         3.18.    No Other Agreements to Sell the Assets.........................................................17
         3.19.    Reorganization Proceedings.....................................................................17

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................................................17
         4.1.     Corporate Organization.........................................................................17
         4.2.     Authorization; Binding Agreement...............................................................17
         4.3.     Consents and Approvals.........................................................................18
         4.4.     No Conflicts...................................................................................18
         4.5.     Financing......................................................................................18

ARTICLE 5.  CERTAIN COVENANTS AND AGREEMENTS.....................................................................18
         5.1.     Notice of the Motion and Order.................................................................18
         5.2.     Orders.........................................................................................18
         5.3.     No Solicitation of Other Offers................................................................19
         5.4.     Agreement To Cooperate.........................................................................20
         5.5.     Public Statements..............................................................................21
         5.6.     Non-Competition................................................................................21
         5.7.     Access.........................................................................................21
         5.8.     Conduct of the Business........................................................................21
         5.9.     Changes in Representations and Warranties; Updated Schedules...................................23

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
         5.10.    Transfer Tax...................................................................................23
         5.11.    Presentation of Acquisition Proposal to Bankruptcy Court.......................................24
         5.12.    Canadian Sellers Board and Shareholder Approvals...............................................24

ARTICLE 6.  CONDITIONS TO OBLIGATIONS OF THE BUYER...............................................................24
         6.1.     Representations and Warranties; Performance of Covenants.......................................24
         6.2.     Entry of the Orders............................................................................24
         6.3.     Amendments to Service Agreements...............................................................24
         6.4.     Material Adverse Effect........................................................................25
         6.5.     Consents; HSR..................................................................................25
         6.6.     No Proceedings.................................................................................25
         6.7.     Instruments of Conveyance and Transfer.........................................................25
         6.8.     Dismissal of Litigation Against Service Agreement Parties......................................25
         6.9.     Certificates...................................................................................25

ARTICLE 7.  CONDITIONS TO OBLIGATIONS OF THE SELLERS.............................................................26
         7.1.     Representations and Warranties; Performance of Covenants.......................................26
         7.2.     Entry of the Orders............................................................................26
         7.3.     Consents; HSR..................................................................................26
         7.4.     No Proceedings.................................................................................26
         7.5.     Certificates...................................................................................26
         7.6.     Mutual General Release and Covenant Not to Sue.................................................27
         7.7      Amendment to Service Agreement.................................................................27

ARTICLE 8.  AMENDMENT; TERMINATION...............................................................................27
         8.1.     Amendment......................................................................................27
         8.2.     Termination....................................................................................27
         8.3.     Effect of Termination..........................................................................28
         8.4.     Break-Up Fee and Expenses......................................................................28

ARTICLE 9.  GENERAL..............................................................................................29
         9.1.     Survival of Representations, Warranties, and Agreements........................................29
         9.2.     Notices........................................................................................29
         9.3.     Entire Agreement...............................................................................29
         9.4.     Governing Law..................................................................................30
         9.5.     Expenses.......................................................................................30
         9.6.     Amendment......................................................................................30
         9.7.     Waiver.........................................................................................30
         9.8.     Counterparts; Effectiveness....................................................................30
         9.9.     Assignment; Successors and Assigns; Parties In Interest........................................30
         9.10.    Severability...................................................................................30
         9.11.    Risk of Loss...................................................................................30
         9.12.    Remedies Cumulative............................................................................31

ARTICLE 10.  DEFINITIONS.........................................................................................31

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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") dated as of April 7, 2000, is by and among ORTHODONTIC CENTERS OF AMERICA, INC., a Delaware corporation ("OCA"), and APPLE ORTHODONTIX, INC., a Delaware corporation and a debtor in possession under the Bankruptcy Code ("Apple"), and APPLE ORTHODONTIX OF CANADA, INC., an Alberta, Canada corporation and subsidiary of Apple ("Canadian Apple"), VICTORIA ORTHODONTIC MANAGEMENT, LTD., an Alberta, Canada corporation and subsidiary of Canadian Apple ("Victoria"), 489147 ONTARIO LIMITED, an Ontario, Canada corporation and subsidiary of Canadian Apple ("Ontario"), RUTH MANAGEMENT INC., a Saskatchewan, Canada corporation and subsidiary of Canadian Apple ("Saskatchewan"), and 265084 B.C. LTD., a British Columbia, Canada corporation and subsidiary of Canadian Apple ("BC," and collectively with Victoria, Ontario, Saskatchewan and Canadian Apple, the "Canadian Sellers").

                                    RECITALS:

     WHEREAS, on January 27, 2000, Apple filed a voluntary petition for relief under Chapter 11 (the "Chapter 11 Case") of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware;

     WHEREAS, on April 6, 2000, the venue of the Chapter 11 Case was transferred, in response to a motion filed by an unsecured creditor, to the United States Bankruptcy Court for the Southern District of Texas;

     WHEREAS, Apple and the Canadian Sellers (collectively, the "Sellers") provide certain business, administrative and management services to orthodontic practices operating in various states and Canadian provinces, and utilize the Assets (as defined below) in the conduct of such business;

     WHEREAS, OCA desires to purchase all of the Assets from the Sellers, and assume certain agreed upon liabilities of the Sellers, all in the manner and subject to the terms and conditions set forth herein, and in accordance with Sections 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, the receipt and sufficiency of which consideration is hereby acknowledged, each of the Sellers and OCA hereby agree as follows:

                                   AGREEMENT:

                  ARTICLE 1. DEFINED TERMS AND INTERPRETATION.

1.1. Defined Terms. Certain terms used in this Agreement have the meanings ascribed thereto in Article 10 hereof, and shall be applicable to the singular and the plural forms of such terms, except as otherwise provided herein. Accounting terms used in this Agreement which are not otherwise defined herein shall have the meaning assigned such terms under GAAP.

1.2. Interpretation.

     (a) When used in this Agreement, the word "including" and words of similar import shall mean "including, without limitation," and any list of items that may follow such word shall not be deemed to represent a complete list of, or be limited to, the contents of the referent of the subject.

     (b) Unless the context otherwise requires, when used in this Agreement, (i) the singular shall include the plural, the plural shall include the singular, and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require, and (ii) the term "or" shall mean "and/or".



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     (c) The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

     (d) In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) references to any Article or Section are to an article or a section of this Agreement, as applicable, and references to any schedule or exhibit are to a schedule or exhibit to this Agreement, as applicable.

     (e) The parties hereto have each negotiated the terms hereof, reviewed this Agreement carefully, and discussed it with their respective legal counsel. It is the intent of the parties that each word, phrase and sentence and other part hereof shall be given its plain meaning. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

     (f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time. References to any party to this Agreement shall include references to its respective successors and permitted assigns. References to law are references to that law as amended, consolidated, supplemented or replaced from time to time, and shall include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgment and shall include the requirements of any applicable stock exchange. References to a judgment shall include references to any order, injunction, decree, determination or award of any court or tribunal.

     (g) All references to "$" or "dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

                 ARTICLE 2. SALE AND PURCHASE OF CERTAIN ASSETS.

2.1. Purchase of the Assets. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof and pursuant to, and in accordance with Sections 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, at the Closing, Apple will sell, convey, assign, transfer and deliver to OCA, and OCA will purchase from Apple, all of Apple's rights, title and interests in, to and under the following assets and properties (all such assets collectively referred to as the "Assets"), free and clear of any and all liens, claims, charges, encumbrances, mortgages, pledges, security interests and other interests (collectively, "Encumbrances"), other than the Permitted Encumbrances:

     (a) the service agreements described and listed on Schedule 2.1(a) (collectively, the "Service Agreements");

     (b) all tangible and intangible personal property used exclusively or held for use exclusively in connection with the clinical, business and other operations of the orthodontic practices operating in the locations specified on
Schedule 2.1(b)-1 (the "Acquired Locations"), or used exclusively or held for use exclusively in connection with each of the Sellers' and their subsidiaries' administration and management of and operations in the Acquired Locations, as currently conducted (the "Acquired Business"), or physically located in the Acquired Locations (such tangible and intangible personal property, collectively, the "Personal Property"), including, without limitation, all equipment, furniture, fixtures, machinery, supplies, inventory, vehicles, office furnishings, instruments, leasehold improvements, spare parts, and all rights in all warranties of any manufacturer or vendor with respect thereto, and further including, without limitation, the Personal Property more specifically described and listed on Schedule 2.1(b)-2, and the Personal Property designated on such
Schedule 2.1(b)-2 by or at the express request of OCA prior to the Closing;

     (c) the accounts receivable, notes receivable, evidence of indebtedness and other rights to receive payment described and listed on Schedule 2.1(c) (collectively, the "Receivables");

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     (d) all licenses or permits issued primarily in connection with the operations of the Acquired Business or the Acquired Locations (collectively, the "Licenses"), but only to the extent the assignment and transfer of such licenses and permits is permitted by applicable law, including, without limitation, the Licenses described and listed on Schedule 2.1(d), and the Licenses designated on such Schedule 2.1(d) by or at the express request of OCA prior to the Closing;

     (e) those real property and personal property leases relating to the Acquired Business and described and listed on Schedule 2.1(e), and the real property and personal property leases which relate to the Acquired Business or the Acquired Locations and are designated on such Schedule 2.1(e) by or at the express request of OCA prior to the Closing (collectively, the "Leases");

     (f) the Wood Agreement, the Letzer Agreement, the contracts and agreements which relate to the Acquired Business or the Acquired Locations and are described and listed on Schedule 2.1(f), and the contracts and agreements which relate to the Acquired Business or the Acquired Locations and are designated on such Schedule 2.1(f) by or at the express request of OCA prior to the Closing (collectively, the "Contracts");

     (g) all inventories of dental and orthodontic supplies, janitorial and office supplies, and other disposables, supplies and consumables existing on the Closing Date and located in the Acquired Locations or acquired for use primarily in connection with the Acquired Business (collectively, the "Inventory");

     (h) all documents, records, operating manuals and files, and computer software ("Computer Software") used exclusively or held for use exclusively in connection with the Acquired Business or the Acquired Locations, or physically located in the Acquired Locations, including, without limitation, all patient records (to the extent permitted by applicable law), financial records, equipment records, construction plans and specifications (collectively, the "Documents and Software"); provided, however, that at the Closing OCA shall hereby grant to the Sellers a perpetual, non-exclusive, non-transferable (except as provided in this subsection below) license to use the Computer Software royalty-free and without charge in connection with the operations of the Sellers and their affiliated orthodontic practices remaining as of the Closing, which license the Sellers shall have the right to assign and transfer to such affiliated orthodontic practices for their use for up to one hundred eighty days
(180) days following termination of such orthodontic practices' affiliation with the Sellers;

     (i) the intellectual property, tradenames, trademarks, copyrights, proprietary data, know-how, logos and symbols used or held for use in connection with the Acquired Business, including, without limitation, the names "Apple," "Apple Orthodontix" and "Apple Orthodontix of Canada" and all other names and marks included within the Assets and all formatives, variants or derivatives thereof (collectively, the "Intellectual Property"); provided, however, that at the Closing OCA shall hereby grant to the Sellers a perpetual, non-exclusive, non-transferable (except as provided in this subsection below) license to use the Intellectual Property royalty-free and without charge in connection with the operations of the Sellers and their affiliated orthodontic practices remaining as of the Closing, which license the Sellers shall have the right to assign and transfer to such affiliated orthodontic practices for their use for up to one hundred eighty days (180) days following termination of such orthodontic practices' affiliation with the Sellers;

     (j) all insurance proceeds arising in connection with damage to the Assets occurring prior to the Closing to the extent not previously expended on the repair or restoration of such Assets (collectively, the "Insurance Proceeds");

     (k) all prepaid expenses with respect to the Assets and the operations of the Acquired Business (collectively, the "Prepaid Expenses"); and

     (l) all other assets used exclusively or held for use exclusively in connection with the operations of the Acquired Business or physically located in the Acquired Locations, other than the Excluded Assets.

2.2. Purchase of Canadian Assets. In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing, each of the Canadian Sellers will sell, convey, assign, transfer and deliver to OCA, and OCA will purchase from such Canadian Seller, all of such Canadian Seller's rights,

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title and interests in, to and under the Assets, free and clear of any and all
Encumbrances other than the Permitted Encumbrances.

2.3. Excluded Assets. The following items are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Assets (collectively, the "Excluded Assets"): (i) all cash and cash equivalents held by the Sellers and all bank accounts of the Sellers; (ii) the Sellers' corporate record books, minute books and tax records of the Sellers; (iii) causes of action other than those relating to Assets conveyed and liabilities assumed; and (iv) the assets specifically described on Schedule 2.3.

2.4. Assets Free and Clear. Notwithstanding any other provision hereof to the contrary, the Assets shall be sold and transferred to OCA free and clear of all Encumbrances, except for the Assumed Liabilities expressly agreed to be assumed by OCA pursuant to Section 2.5 (the "Permitted Encumbrances"). The sale, transfer, assignment and conveyance of the Assets shall be made by the execution and delivery by each of the Sellers at the Closing of a general bill of sale substantially in the form of Exhibit 2.4 (the "Bill of Sale"), and such other recordable instruments of assignment, transfer and conveyance as OCA shall request.

2.5. Assumed Liabilities; Excluded Liabilities.

     (a) As of the Closing, OCA agrees to assume the future payment and performance of the following liabilities of the Sellers (such liabilities described in subparagraphs (i), (ii) and (iii), collectively, the "Assumed Liabilities"): (i) under the Service Agreements, the Leases and the Contracts (other than liabilities or obligations arising prior to the Closing or with respect to any breach, malfeasance or other action or non-action by any of the Sellers or their subsidiaries), subject to adjustment as described in Section 2.7; and (ii) those other liabilities expressly listed and identified on
Schedule 2.5 (the "Assumed Payables"), subject to adjustment pursuant to Section 2.7, and (iii) all payments ("Cure Costs"), including Office Lease Cure Costs, necessary to cure (pursuant to Section 365 of the Bankruptcy Code) defaults existing as of the Closing under any Service Agreements, Leases and Contracts that are included in the Assets as of the Closing, following the adjustments described in Section 2.7(a), and that are assumed by and assigned to OCA (provided, however, that OCA may elect as of the Closing not to assume any of such Leases and Contracts and in such event OCA shall not be responsible for paying Cure Costs or Office Lease Cure Costs for any such Lease or Contract that is not assumed by and assigned to OCA at the Closing).

     (b) The assignment to and assumption by OCA of the Assumed Liabilities shall be made by the execution and delivery at the Closing of one or more assignments and undertakings substantially in the form of Exhibit 2.5 (the "Assignment and Undertaking") and such other recordable instruments of assignment as OCA shall request. On the Business Day immediately preceding the Closing Date, OCA and Apple shall jointly prepare and provide to each other a written schedule which sets forth their then good faith estimate of the liabilities and obligations that comprise the Assumed Liabilities as of the Closing, determined by estimating in a reasonable manner the Assumed Liabilities to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by determining any changes in the Assumed Liabilities that are not related to the adjustments described in Section 2.7(a) in a reasonable and good faith manner.

     (c) Except as expressly provided to the contrary in Section 2.5(a), OCA shall not assume, and shall not be deemed to have assumed, and none of the Assets shall be or become liable for or subject to, any liability, contract, tax, suit, claim, note payable, account payable, commitment or obligation of any of the Sellers or any of their subsidiaries, of any nature whatsoever, whether fixed or contingent, known or unknown, disclosed or undisclosed, recorded or unrecorded and whether relating to the Assets, the Acquired Business or any other matter, facts or circumstances (collectively, the "Excluded Liabilities"), including, without limitation: (i) any claims arising from the act of any of the Sellers' assignment or OCA's assumption of the Assumed Liabilities; (ii) rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden the rights and remedies such third parties would have had against any of the Sellers if the sale and purchase of the Assets were not to occur; (iii) indebtedness and other obligations or guarantees of any of the Sellers, including, without limitation, current liabilities of any of the Sellers and short-term and long-term indebtedness; (iv) liabilities or obligations of any of the Sellers in respect of periods prior to and including Closing arising under the terms of any third party payor programs, and any liability arising pursuant to any third party payor program as a result of the consummation of the transactions contemplated herein, including, without limitation, recapture of previously reimbursed expenses;

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(v) federal, state or local tax liabilities or obligations of any of the Sellers in respect of periods prior to the Closing or resulting from the consummation of the transactions contemplated herein, including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, any state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein and any FICA, FUTA, workers' compensation and any and all other taxes or amounts due and payable as a result of the exercise by any of the Sellers' employees of such employees' right to vacation, paid time off, sick leave and holiday benefits accrued while in the employ of any of the Sellers; (vi) liability for any and all claims by or on behalf of any of the Sellers' employees relating to periods prior to the Closing, including, without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and liability for all employee wages and benefits, including, without limitation, accrued vacation, sick leave and holiday pay and taxes or other liability related thereto in respect of any of the Sellers' employees; (vii) liabilities or obligations arising as a result of any breach by any of the Sellers at any time of any contract or commitment not assumed by OCA;
(viii) liabilities or obligations arising out of any breach by any of the Sellers prior to the Closing of any Service Agreement, Contract or Lease; (ix) any liability arising out of or in connection with claims for acts, omissions and professional malpractice relating to the ownership or operations of the Assets which allegedly occurred prior to the Closing; (x) contracts and agreements between any of the Sellers and one or more of any of the Sellers' Affiliates; (xi) any debt, obligation, expense or liability of any of the Sellers arising out of or incurred solely as a result of any transaction of any of the Sellers occurring after the Closing or for any violation by any of the Sellers of any law, regulation or ordinance at any time; and (xii) liability arising out of the act of assignment at the Closing of any Service Agreement, Contract or Lease.

2.6. Purchase Consideration. At the Closing, in consideration of the transfer of the Assets and the agreements and covenants herein, OCA shall (i) remit to the Sellers, jointly and severally, cash in the amount of $19,924,891.00 (Nineteen Million Nine Hundred Twenty-Four Thousand Eight Hundred Ninety-One Dollars and 00/100s), minus the Holdback Amount, subject to adjustment as provided in
Section 2.7, by wire transfer of immediately available funds to such bank account as Apple shall have therefore designated in writing to OCA, or by such other means as Apple and OCA may mutually agree (the "Cash Payment"), and (ii) assume the Assumed Liabilities, subject to adjustment as provided in Section 2.7 (collectively, the "Purchase Price"). The "Holdback Amount" means an amount equal to the sum of (x) the amount, if any, by which the estimated Net Receivables Benchmark Amount exceeds the aggregate estimated amount of the Net Receivables, with each such estimated amount as set forth in the Net Receivables Schedule, plus (y) the amount, if any, by which the estimated Office Lease Cure Costs exceed the estimated Office Lease Cure Costs Benchmark Amount, with each such estimated amount as set forth in the Liabilities Schedule.

2.7. Purchase Price Adjustment.

     (a) Failure to Obtain Amendments to Service Agreements. In the event that an amendment to any of the respective Service Agreements, in form and substance satisfactory to OCA and its counsel, shall not be executed and delivered to OCA by each of the parties thereto at or before the Closing in accordance with Sections 6.3 and 7.7, then, unless otherwise expressly elected by OCA in written notice to Apple on or before the Closing Date:

          (i) such Service Agreement, together with the Personal Property, Licenses, Leases, Contracts, Inventory, Documents and Software, Insurance Proceeds and Prepaid Expenses exclusively and specifically related to the operation of the Acquired Locations to which such Service Agreement relates, and together also with the Receivables related to such Service Agreement and the parties thereto, shall be excluded from the Assets and such Acquired Locations shall be excluded from the definition of Acquired Business, and the Cash Payment shall be reduced by an amount with respect to such Service Agreement (and such related Personal Property, Licenses, Leases and other Assets and Receivables) as agreed upon in writing by OCA and the Sellers with respect to such reduction, and the Net Receivables Benchmark Amount shall be reduced by an amount with respect to such related Receivables as agreed upon in writing by OCA and the Sellers; and

          (ii) in such event, the Assumed Liabilities, Assumed Payables, Cure Costs and Office Lease Cure Costs associated with such Service Agreement and such related Personal Property, Licenses, Leases and other Assets and Receivables shall be excluded from the Assumed Liabilities, Assumed Payables, Cure

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     Costs and Office Lease Cure Costs, and shall not be assumed by OCA, and the amount of the Assumed Payables Benchmark Amount and the Office Lease Cure Costs Benchmark Amount shall each be reduced by an amount with respect thereto as agreed upon in writing by OCA and the Sellers.

     (b) Increases and Decreases in Amount of Receivables and Assumed
Liabilities.

          (i) Pre-Closing Estimates. On the Business Day immediately preceding the Closing Date, OCA and Apple shall jointly prepare and provide to each other the following:

               (A) Net Receivables Schedule. A written schedule (the "Net Receivables Schedule") which sets forth their then good faith estimate of the amounts as of the Closing of the following:

                    (1) the Receivables to be included in the Assets, net of the
               Sellers' reserves for doubtful or uncollectible Receivables (calculated in accordance with GAAP based on the historical experience of the Sellers) and net of the additional reserves agreed upon in writing (the "Agreed Discount") by the Sellers and OCA pursuant to Section 2.7(a), determined by estimating in a reasonable manner the Receivables to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by estimating any changes in the Receivables that are not related to the adjustments described in Section 2.7(a) in a reasonable and good faith manner (collectively, the "Net Receivables"), and

                    (2) the Net Receivables Benchmark Amount, determined by
               estimating in a reasonable manner the Receivables to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a); and

               (B) Liabilities Schedule. A written schedule (the "Liabilities Schedule") which sets forth their then good faith estimate of the amounts as of the Closing of the following:

                    (1) the Assumed Payables, determined by estimating in a
               reasonable manner the Assumed Payables to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by estimating any changes in the Assumed Payables that are not related to the adjustments described in Section 2.7(a) in a reasonable and good faith manner,

                    (2) the Office Lease Cure Costs, determined by estimating in a reasonable manner the Office Lease Cure Costs to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by estimating any changes in the Office Lease Cure Costs that are not related to the adjustments described in Section 2.7(a) in a reasonable and good faith manner,

                    (3) the Assumed Payables Benchmark Amount, determined by
               estimating in a reasonable manner the Assumed Payables to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a),

                    (4) the Office Lease Cure Costs Benchmark Amount, determined by estimating in a reasonable manner the Office Lease Cure Costs to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and

                    (5) the Cure Costs associated with the Service Agreements,
               Leases, Contracts and other Assets expected to be acquired by OCA at the Closing, determined by estimating in a reasonable manner the Cure Costs to be excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by estimating any changes in the Cure Costs that are not related to the adjustments described in
               Section 2.7(a) in a reasonable and good faith manner.

          (ii) Post-Closing Determination of Actual Amounts. Within thirty (30) calendar days following the Closing Date (the "Examination Period"), OCA shall give Apple a written schedule (the "Post-Closing Adjustments Schedule") describing in reasonable detail the following:

               (A) Net Receivables. OCA's good faith determination of the actual amounts of the following:

                    (1) Receivables conveyed to OCA at the Closing, net of the
               Sellers' reserves for doubtful or uncollectible Receivables (calculated in accordance with GAAP based on the historical experience of the Sellers) and net of the Agreed Discount, by determining in a reasonable manner the Receivables excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by determining any changes in the Receivables that are not related to the adjustments described in Section 2.7(a) in a reasonable and good faith manner (collectively, the "Actual Net Receivables"), and

                    (2) the Net Receivables Benchmark Amount at the Closing, by
               determining in a reasonable manner the Receivables excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a) (the "Actual Net Receivables Benchmark Amount"); and

               (B) Assumed Payables and Office Lease Cure Costs. OCA's good faith determination of the actual amounts of the following:

                    (1) Assumed Payables assumed by OCA at the Closing, by
               determining in a reasonable manner the Assumed Payables excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by determining any changes in the Assumed Payables that are not related to the adjustments described in Section 2.7(a) in a reasonable and good faith manner (collectively, the "Actual Payables"),

                    (2) Office Lease Cure Costs assumed by OCA at the Closing, by determining in a reasonable manner the Office Lease Cure Costs excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), and by determining any changes in the Office Lease Cure Costs that are not related to the adjustments described in Section 2.7(a) in a reasonable and good faith manner (collectively, the "Actual Office Lease Cure Costs"),

                    (3) the Assumed Payables Benchmark Amount at the Closing, by
               determining in a reasonable manner the Assumed Payables excluded pursuant to the adjustments described in Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a) (the "Actual Payables Benchmark Amount"), and

                    (4) the Office Lease Cure Costs Benchmark Amount at the
               Closing, by determining in a reasonable manner the Office Lease Cure Costs excluded pursuant to the adjustments described in
               Section 2.7(a) and applying the corresponding reductions as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a) (the "Actual Office Lease Cure Costs Benchmark Amount").

     Each party hereto shall give each of the other parties hereto and such other party's agents and representatives timely and reasonable access to such of the first party's working papers, documents, financial information and other information used in the preparation of the Net Receivables Schedule, the Liabilities Schedule and/or the Post-Closing Adjustments Schedule as such other party reasonably deems necessary or desirable in connection with its examination and determination with respect to and/or review of the Post-Closing Adjustments Schedule.

          (iii) Finalization of Actual Amounts. The Post-Closing Adjustments Schedule shall be finalized as follows:

               (A) Objections to OCA Determinations. Apple may object to the amounts set forth in the Post-Closing Adjustments Schedule within ten
          (10) calendar days immediately following the date on which the Post-Closing Adjustments Schedule is given to Apple (the "Seller Examination Period"), by giving to OCA a written notice describing in reasonable detail Apple's objection or objections to any amount or item included on the Post-Closing Adjustments Schedule (the "Objection Notice"); provided, that Apple's failure to so give the Objection Notice to OCA during the Seller Examination Period shall constitute the Sellers' binding acceptance of the Post-Closing Adjustments Schedule, which shall be conclusive and binding on the parties hereto with respect to the amount of the Actual Net Receivables, the Actual Net Receivables Benchmark Amount, the Actual Payables, the Actual Office Lease Cure Costs, the Actual Payables Benchmark Amount and the Actual Office Lease Cure Costs Benchmark Amount for purposes of this
          Section 2.7(b).

               (B) Resolution by the Parties. During the ten (10) calendar days immediately following the date the Objection Notice, if any, is given to OCA, representatives of Apple and OCA shall attempt to resolve the objection or objections described in the Objection Notice, and to reach a written agreement with respect thereto (the "Settlement Agreement"). If the parties enter into a Settlement Agreement, then the Post-Closing Adjustments Schedule shall be deemed to be as specified in the Settlement Agreement, which shall be conclusive and binding on the parties hereto with respect to the amount of the Actual Net Receivables, the Actual Net Receivables Benchmark Amount, the Actual Payables, the Actual Office Lease Cure Costs, the Actual Payables Benchmark Amount and the Actual Office Lease Cure Costs Benchmark Amount for purposes of this Section 2.7(b).

               (C) Accountant's Determination. If Apple and OCA are unable to resolve the objection or objections described in the Objection Notice within ten (10) calendar days after the Objection Notice is given to OCA, then, upon the election of either Apple or OCA (and notice of such election to the other party) within twenty-one (21) calendar days thereafter, OCA and Apple shall submit to Ernst & Young LLP, independent public accountants, a copy of the Post-Closing Adjustments Schedule, the Liabilities Schedule, the Net Receivables Schedule and the Objection Notice. Such accounting firm shall resolve such objection or objections described in the Objection Notice as promptly as reasonably possible. Each of the Sellers and OCA shall reasonably cooperate with such accounting firm and its agents and representatives, and shall give such accounting firm and its agents and representatives timely and reasonable access to such parties' working papers, documents, financial information and other information as such accounting firm reasonably deems necessary or desirable, in connection with its resolution of such objection or objections. A decision by such accounting firm as to the resolution of such objection or objections shall be (absent a written agreement of the parties regarding an error that is manifest) conclusive and binding on the parties hereto with respect to the amount of the Actual Net Receivables, the Actual Net Receivables Benchmark Amount, the Actual Payables, the Actual Payables Benchmark

          Amount, the Actual Office Lease Cure Costs and the Actual Office Lease Cure Costs Benchmark Amount for purposes of this Section 2.7(b) (the "Accountant's Determination"). The Accountant's Determination shall be
          (1) in writing, (2) made in accordance with GAAP as modified by the standards provided for in this Agreement for the Post-Closing Adjustments Schedule (including the adjustments in Section 2.7(a), the Agreed Discount, and as agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a)) and (3) nonappealable and incontestable by any of the Sellers and OCA and each of their respective Affiliates and successors and not subject to collateral attack for any reason. All fees and costs payable to such accounting firm in connection with the Accountant's Determination shall be borne equally by OCA, on one hand, and the Sellers, on the other hand.

          (iv) Adjustment Payments. OCA and Apple shall finalize payment of the adjustments to the Purchase Price described in this Section 2.7(b) as follows:

               (A) Excess Liabilities. If the aggregate amount of the Actual Payables is equal to or greater than the amount of the Actual Payables Benchmark Amount (each as specified in the Post-Closing Adjustments Schedule, the Settlement Agreement or the Accountant's Determination, as applicable), then the Purchase Price shall not be adjusted therefor; provided, that if the aggregate amount of the Actual Office Lease Cure Costs is greater than the Actual Office Lease Cure Costs Benchmark Amount (each as specified in the Post-Closing Adjustments Schedule, the Settlement Agreement or the Accountant's Determination, as applicable), then (1) OCA shall automatically retain (and the Sellers shall automatically waive and release all rights to) from the Holdback Amount the amount by which the Actual Office Lease Cure Costs are so greater, and (2) if such amount by which the Actual Office Lease Cure Costs are so greater exceeds the Holdback Amount, then the Sellers shall pay to OCA the amount of such excess (provided, that such excess amount shall first be offset against any amounts payable by OCA to Apple pursuant to subparagraph (D) of this paragraph (iv)).

               (B) Lesser Liabilities. If the aggregate amount of the Actual Payables is less than the amount of the Actual Payables Benchmark Amount (each as specified in the Post-Closing Adjustments Schedule, the Settlement Agreement or the Accountant's Determination, as applicable), then OCA shall pay to Apple the amount by which the Actual Payables is less than the Actual Payables Benchmark Amount (provided, that such amount shall first be offset against any amounts payable by the Sellers to OCA pursuant to subparagraph (C) of this paragraph (iv)).

               (C) Lesser Net Receivables. If the amount of the Actual Net Receivables Benchmark Amount is greater than the aggregate amount of the Actual Net Receivables (each as specified in the Post-Closing Adjustments Schedule, the Settlement Agreement or the Accountant's Determination, as applicable), then (1) OCA shall automatically retain (and the Sellers shall automatically waive and release all rights to) from the Holdback Amount the amount by which the Actual Net Receivables Benchmark Amount is so greater, and (2) if such amount by which the Actual Net Receivables Benchmark Amount is greater exceeds the Holdback Amount (after applying any adjustment and retention by OCA pursuant to subparagraph (A) of this subsection (iv)), then the Sellers shall pay to OCA the amount of such excess (provided, that such excess amount shall first be offset against any amounts payable by OCA to Apple pursuant to subparagraph (B) of this paragraph (iv)).

               (D) Excess Net Receivables. If the amount of the Actual Net Receivables Benchmark Amount is less than the aggregate amount of the Actual Net Receivables (each as specified in the Post-Closing Adjustments Schedule, the Settlement Agreement or the Accountant's Determination, as applicable), then OCA shall pay to Apple from the Holdback Amount the amount by which the Actual Net Receivables Benchmark Amount is less than the Actual Net Receivables, and (2) if such amount by which the Actual Receivables Benchmark Amount is less shall exceed the Holdback Amount (after applying any adjustment and retention by OCA pursuant to subparagraph (A) of this subsection
          (iv)), then OCA shall pay to Apple the
          amount of such excess (provided, that such excess amount shall first be offset against any amounts payable by the Sellers to OCA pursuant to subparagraph (A) of this paragraph (iv)).

               (E) Remainder of Holdback Amount. Following the adjustments, retentions, payments and offsets described in subparagraphs (A), (B),
          (C) and (D) of this paragraph (iv), OCA shall pay to Apple any amounts then remaining of the Holdback Amount.

               (F) Timing of Payments. All payments pursuant to this Section 2.7(b) shall be made by wire transfer of immediately available funds as follows: (1) if Apple does not give the Objection Notice to OCA within the Seller Examination Period, within five (5) calendar days following the earlier to occur of the end of the Seller Examination Period or receipt by OCA of written notice from Apple to the effect that Apple accepts the Post-Closing Adjustments Schedule without objection, or (2) if Apple does deliver the Objection Notice to OCA within the Seller Examination Period, five (5) calendar days following the resolution of such objections, whether by a Settlement Agreement or by an Accountant's Determination.

               (G) No Set-Off. All funds remitted to OCA or Apple, as applicable, in accordance with this Section 2.7(b) shall thereupon become the property of such party, and the other party shall have no rights thereto. No party hereto shall have any right of offset (except as provided in this paragraph (iv)), claim or cause of action against, nor any interest in or rights to, any amounts that such party is required to pay or return or remit to another party hereto pursuant to this Section 2.7(b). Without limiting the foregoing, no party hereto shall have any right, pending adjudication or resolution of any breach of contract or indemnification allegation or claim or cause of action which such party may make or bring against another party hereto, to withhold any amount such party is required to pay, return or remit to such other party pursuant to this Section 2.7(b).

2.8. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee at 10:00 a.m. Nashville time. The Closing shall occur on a date designated by OCA which is not later than two (2) Business Days following the later to occur of (a) the satisfaction by each of the Sellers, or waiver by OCA, of all of the conditions set forth in Section 6 hereof, and (b) the satisfaction by OCA, or waiver by the Sellers, of all of the conditions set forth in Section 7 hereof (the "Closing Date").

2.9. Closing Deliveries. At the Closing, subject to the satisfaction of the terms and conditions set forth herein, OCA will pay the Cash Payment in the manner set forth in Section 2.6 (as adjusted pursuant to Section 2.7(a)), and each of the Sellers will deliver the Assets to OCA. In addition, each of the Sellers and OCA will execute and deliver the Bill of Sale, the Assignment and Understanding, and such other agreements, instruments, certificates and other documents to be executed and delivered hereunder or as may be reasonably requested by any party to consummate the transactions contemplated hereby, all in form and substance reasonably satisfactory to the parties hereto and their respective counsel.

2.10. Normal Prorations. To the extent not otherwise prorated pursuant to this Agreement, OCA and each of the Sellers shall prorate (as of the day immediately preceding the Closing Date), if applicable, the responsibility for payment of real estate and personal property lease payments, interest and real estate and personal property taxes, utilities services expenses, and all other income and expenses which are normally prorated upon the sale of assets of a going concern, except to the extent to which OCA or a subsidiary thereof is to be reimbursed by a Service Agreement Party for such payments or expenses pursuant to the terms of a Service Agreement that is assigned to and assumed by OCA hereunder as of the Closing. The Sellers' portion of such proration shall, to the extent provided on
Schedule 2.5, as adjusted pursuant to Section 2.7, be included within the Assumed Liabilities. If necessary, taxes shall be prorated using the prior year's invoices.

2.11. Further Acts and Assurances. Each of the Sellers shall, at any time and from time to time at and after the Closing, upon request of OCA, take any and all steps necessary to place OCA in possession and operating control of the Assets to be transferred hereunder, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better transferring and confirming to OCA or to its successors or assigns, or for reducing to possession, any or all of the Assets. In addition, upon and following the Closing, none of the Sellers shall assert, file or allege, or cause to be asserted, filed or alleged, any claim or cause of action for any preference transfer or payment or breach of contract or similar claim with respect to any of the Assets.

            ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

     Each of the Sellers hereby, jointly and severally, represents and warrants to OCA as follows:

3.1. Corporate Organization. Apple is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Canadian Apple and Victoria is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada. Ontario is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada. Saskatchewan is a corporation duly organized, validly existing and in good standing under the laws of the Province of Saskatchewan, Canada. BC is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada. Each of the Sellers is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction where the ownership or use of its properties and the conduct of its business necessitates such qualification, except such jurisdiction, in which the failure to be so qualified could reasonably be expected to not have a Material Adverse Effect. Except as described in the Apple SEC Reports or Schedule 3.1, Apple owns all of the outstanding shares of capital stock of Canadian Apple, free and clear of all Encumbrances of every kind, and there are no outstanding options, warrants, rights, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of Canadian Apple, or pursuant to which Canadian Apple is or may become obligated to issue or exchange any shares of capital stock. Except as described in Schedule 3.1, Canadian Apple owns all of the outstanding shares of capital stock of each of the other Canadian Sellers, free and clear of all Encumbrances of every kind, and there are no outstanding options, warrants, rights, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of the other Canadian Sellers, or pursuant to which any other Canadian Seller is or may become obligated to issue or exchange any shares of capital stock. True, accurate and complete copies of each of the Sellers' certificate of incorporation, articles of incorporation, bylaws or other governing documents, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to OCA.

3.2. Authorization; Binding Agreement. Each of Apple and the Canadian Sellers (except to the extent that any requisite approvals by the respective Boards of Directors and shareholders of the Canadian Sellers have not yet been obtained) has the corporate power and corporate authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by such Seller pursuant hereto (collectively, the "Seller Documents"), and to consummate the transactions contemplated hereby. This Agreement and the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by the Sellers have been duly authorized and approved by the Board of Directors of Apple and by all other requisite corporate action with respect to Apple. Subject to the entry of the Section 363/365 Order by the Bankruptcy Court, all proceedings required by law, Apple's governing documents or otherwise to be taken by Apple to duly authorize and approve this Agreement and the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by Apple in accordance with the terms thereof, have been properly taken by Apple. This Agreement has been, and at the Closing this Agreement and the Seller Documents shall be, duly and validly executed and delivered by Apple. Assuming due execution and delivery by OCA, this Agreement constitutes, and at the Closing this Agreement and the Seller Documents shall each constitute, the valid and binding agreement and obligation of Apple, enforceable against Apple in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally). At the Closing, all proceedings required by law, each of the Canadian Sellers' governing documents or otherwise to be taken by each of the Canadian Sellers to duly authorize and approve this Agreement and the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by each of the Canadian Sellers in accordance with the terms thereof, shall have been properly taken. Apple has record and beneficial ownership of a number of outstanding shares of capital stock of Canadian Apple that is at least equal to the minimum number of such shares required, under applicable law and Canadian Apple's governing documents, to be affirmatively voted by the holders thereof in order for Canadian Apple's shareholders to duly authorize and approve this Agreement and the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by Canadian Apple. This Agreement has been (except to the extent that any requisite approvals by the respective Boards of Directors and shareholders of the Canadian Sellers have not yet been obtained), and at the Closing this Agreement and the Seller Documents shall be, duly and validly executed and delivered by each of the Canadian Sellers. Assuming due execution and delivery by OCA, this Agreement constitutes (except to the extent that any requisite approvals by the respective Boards of Directors and shareholders of the Canadian Sellers have not yet been obtained), and at the Closing this Agreement and the Seller Documents shall each constitute, the valid and binding agreement and obligation of each of the Canadian Sellers, enforceable against each of the Canadian Sellers in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally).

3.3. Consents and Approvals. Except for the (i) consents, approvals, authorizations or orders of, or declarations or filings with, the Bankruptcy Court, (ii) the filing by OCA and Apple of a pre-merger notification with the FTC and the Antitrust Division of the United States Department of Justice ("Antitrust Division") under the HSR Act, and (iii) the consents and approvals described and listed on Schedule 3.3, neither the execution or delivery by any of the Sellers of this Agreement and the other Seller Documents, nor the consummation by any of the Sellers of the transactions contemplated hereby or thereby, nor the compliance by any of the Sellers with the provisions hereof, will require any filing with, notification to, or permit, consent or approval of, any public, governmental or regulatory body, agency or authority except where the failure to do so could reasonably be expected to not have a Material Adverse Effect. Assuming receipt of the Interim Order and the Section 363/365 Order from the Bankruptcy Court, neither the entering into of this Agreement nor the consummation of the transactions contemplated herein, or the performance of any obligations provided for herein, requires the affirmative vote, consent or approval of or by the holders of shares of Apple's capital stock or other securities of Apple.

3.4. No Conflicts. Neither the execution or delivery by any of the Sellers of this Agreement and the other Seller Documents, nor the consummation by any of the Sellers of the transactions contemplated hereby or thereby, nor the compliance by any of the Sellers with the provisions hereof, will, (a) violate or conflict with or result in any breach of any provision of the respective certificates of incorporation, articles of incorporation, bylaws or other governing documents of each of the Sellers and their subsidiaries; (b) violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to any of the Sellers and their subsidiaries or by which any of their respective properties or assets may be bound, except as could reasonably be expected to not have a Material Adverse Effect; (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under an agreement, or result in the creation of an Encumbrance upon any property or asset of each of the Sellers or their subsidiaries or by which any such properties or assets may be bound, except as could reasonably be expected to not have a Material Adverse Effect, or
(d) result in the loss of any license, franchise or permit, except as could reasonably be expected to not have a Material Adverse Effect.

3.5. Reports and Financial Statements.

     (a) Apple has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Apple has previously delivered or made available to OCA copies (including all exhibits, post-effective amendments and supplements) of all reports, including quarterly reports, and registration statements filed by Apple with the SEC since December 31, 1998 (collectively, the "Apple SEC Reports"). As of their respective dates, the Apple SEC Reports did not contain any untrue statement of fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as could reasonably be expected to not have a Material Adverse Effect.

     (b) The audited consolidated financial statements and unaudited interim consolidated financial statements of Apple included in such reports (collectively, the "Financial Statements") were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Apple and its subsidiaries (including the Canadian Sellers) as of the dates thereof and the results of their operations and their cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

3.6. Absence of Undisclosed Liabilities. Except as disclosed in the Apple SEC Reports or Schedule 3.6, none of the Sellers or their subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that are accrued or reserved against in the Financial Statements or reflected in the notes thereto, or were incurred in the ordinary course of business, or (b) liabilities, obligations or contingencies, individually or in the aggregate, that could reasonably be expected to not have a Material Adverse Effect, or have been discharged or paid in full prior to the date hereof.

3.7. Litigation. Except as set forth on Schedule 3.7 hereto or disclosed in the Apple SEC Reports, there are no claims, suits, actions, arbitration actions or other proceedings, or, to the knowledge of each of the Sellers, any government investigations or inquiries, pending or, to the knowledge of each of the Sellers, threatened against, relating to or affecting any of the Sellers or their subsidiaries, the Assets or the Acquired Business, which seeks to restrain or enjoin the consummation of the transactions contemplated herein or which could, either alone or in the aggregate with all such claims, actions or other proceedings, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Apple SEC Reports or on Schedule 3.7, there are no decrees, injunctions, writs or orders of any court or governmental department or agency against any of the Sellers or their subsidiaries, the Assets, the Acquired Locations, or which prohibits or restricts the consummation of the transactions contemplated herein or which could reasonably be expected to have a Material Adverse Effect. To the knowledge of each of the Sellers, except as set forth on
Schedule 3.7 hereto or disclosed in the Apple SEC Reports, there are no professional malpractice or other claims, suits, actions, arbitration actions, government investigations or inquiries or other proceedings pending or threatened against, relating to or affecting the orthodontists, professional entities and related orthodontic practices operating in the Acquired Locations or which are parties to one or more of the Service Agreements.

3.8. Compliance with Law. Except as set forth on Schedule 3.8, each of the Sellers and their subsidiaries is in compliance in all material respects with all applicable statutes, regulations, judgments, injunctions, decrees, orders, ordinances and other laws (collectively, "Laws") of the United States of America, Canada, all state, provincial and local governments and other governmental bodies and authorities, and agencies and courts of any of the foregoing, to which any of the Sellers or their subsidiaries is subject, the failure of which to comply with could reasonably be expected to have a Material Adverse Effect. None of the Sellers or their subsidiaries has received any notice to the effect that, or otherwise been advised that, any of the Sellers or any subsidiary thereof has violated or is not in compliance with any of such Laws, and, to the knowledge of each of the Sellers, there are no investigations with respect thereto, except in each case with respect to violations that have not had, and could reasonably be expected to not have, individually or in the aggregate, a Material Adverse Effect. Each of the Sellers and their subsidiaries have all permits necessary to conduct their businesses as currently conducted, except for permits, the absence of which, in the aggregate, could reasonably be expected to not have a Material Adverse Effect, and none of the Sellers and their subsidiaries is in violation of the terms of any such permit, except for delays in filing reports or violations that, individually or in the aggregate, could reasonably be expected to not have a Material Adverse Effect. To the knowledge of each of the Sellers, each of the orthodontists practicing orthodontics in the Acquired Locations or who are parties to one or more of the Service Agreements is duly licensed to practice dentistry and orthodontics in the respective state(s) or province(s) in which the applicable Acquired Location(s) is/are located, and, except as described in the Apple SEC Reports or on Schedule 3.8, to the knowledge of each of the Seller, no action or proceeding by any governmental or regulatory body or authority to revoke, cancel, terminate, suspend or restrict such license to practice is pending or threatened.

3.9. Title to Assets. Each of the Sellers has good and marketable title to all of the Assets reflected in the Balance Sheet or the Sellers' accounting records as being owned thereby or acquired after the date of the Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of that Balance Sheet, free and clear of all Encumbrances of any nature whatsoever, except (i) the Permitted Encumbrances, and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the current use of the property subject thereto or affected thereby, or otherwise materially impair any of the Sellers' business operations (in the manner currently carried on by the Sellers) or which, singly or in the aggregate, could reasonably be expected to not have a Material Adverse Effect, (iii) Encumbrances that shall be discharged or eliminated by the Sellers at or prior to the Closing, and (iv) that, to the knowledge of each of the Sellers, each of the Banks currently holds a valid and perfected security interest in all of the Assets, subject to any applicable provisions of the Bankruptcy Code. Each of the Sellers is the lessee and in possession of all of the Assets reflected in the Balance

Sheet or the Sellers' accounting records as being leased thereby or leased after the date of the Balance Sheet, other than assets or properties with respect to which leases have expired by their terms as a result of the passage of time. None of the Sellers or their subsidiaries has received written notice of any pending or threatened condemnation proceedings relating to any of the Assets and, to the knowledge of each of the Sellers, there are no such pending or threatened proceedings which could reasonably be expected to have a Material Adverse Effect.

3.10. Assets. The Assets constitute, or at the Closing shall constitute, all of the assets, other than the Excluded Assets, used exclusively or held for use exclusively by each of the Sellers and their subsidiaries in the conduct of the operations of the Acquired Business, as currently conducted. In addition:

     (a) Tangible Assets. Except, in each case, as could reasonably be expected to not have a Material Adverse Effect, the plants, structures, machinery, furniture, computers, equipment and other tangible Personal Property that constitute Assets are in good operating condition and repair (ordinary wear and tear excepted), free of any defects and suitable in all respects for the operations of the Acquired Business, as currently conducted, are not in need of maintenance or repairs other than ordinary, routine maintenance, and are sufficient for the continued conduct of the Acquired Business after the Closing in substantially the same manner as conducted prior to the Closing.

     (b) Contracts. Apple has heretofore delivered to OCA true, correct and complete copies of all of the Service Agreements and the Wood Agreement, the Letzer Agreement and the Contracts listed on Schedule 2.1(f) as such may be supplemented from time to time prior to the Closing, and all amendments, supplements and other documents related thereto. Each of the Service Agreements and the Contracts are valid and binding obligations of the parties thereto, are unmodified, are in full force and effect, and are enforceable against each of the parties thereto in accordance with their respective terms. Except as described in the Apple SEC Reports or on Schedule 3.10(b): (i) to the knowledge of each of the Sellers, no event has occurred which, after notice or the passage of time or both, would constitute a default or breach by any party to any of the Service Agreements or Contracts, (ii) no party to any of the Service Agreements or Contracts has, or to the knowledge of each of the Sellers, intends, to terminate or adversely modify its agreement(s) or obligations with respect thereto, or cease performing thereunder, and (iii) there are no outstanding disputes under any of the Service Agreements or Contracts, and there is no pending or, to the knowledge of each of the Sellers, threatened, litigation or other legal proceeding with respect to any of the Service Agreements or Contracts. The Service Agreements constitute all of the contracts and agreements applicable to the provision of administrative, management or business services to the orthodontists and orthodontic practices operating in the Acquired Locations. At the Closing, the Contracts shall constitute all of the contracts and agreements (other than the Service Agreements and the Leases) used or held for use in the operations of the Acquired Business as currently conducted (following application of the adjustments described in Section 2.7(a)).

     (c) Leases. Apple has heretofore delivered to OCA true, correct and complete copies of each of the Leases listed on Schedule 2.1(e) as such may be supplemented from time to time prior to the Closing, and all amendments, supplements and other documents related thereto. At the Closing, the Leases shall constitute all of the contracts and agreements applicable to the lease of the premises in which the Acquired Locations are located (following application of the adjustments described in Section 2.7(a)), and to the lease of real and personal property used or held for use in the operations of the Acquired Business as currently conducted (following application of the adjustments described in Section 2.7(a)). Except as described in the Apple SEC Reports or on
Schedule 3.10(c): (i) all of the Leases are unmodified and in full force and effect, (ii) all rents and additional rents due on the Closing Date on each such Lease will have been paid or provided for in full, (iii) in each case, the Sellers have been in peaceable possession since the commencement of the original term of such Lease and is not in default thereunder, except as could reasonably be expected to not have a Material Adverse Effect, (iv) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor, except as could reasonably be expected to not have a Material Adverse Effect, (v) there exists no event of default or event, occurrence, condition or act with respect to any such Lease (including the purchase of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such Lease, except as could reasonably be expected to not have a Material Adverse Effect,
(vi) none of the Sellers or their subsidiaries have violated any of the terms or conditions under any Lease, except as could reasonably be expected to not have a Material Adverse Effect, (vii) each of the Sellers is in exclusive possession of the property subject to each of the Leases, and such property is not subject to any sublease or third party rights, other than subleases to the orthodontist(s) and/or professional entity affiliated with the Sellers and operating in the Acquired Location which are the subject of such Leases and other than the rights of the lessor thereof, and (viii) to the knowledge of each of the Sellers, all of the covenants to be performed by any other party under any such Lease have been fully performed, except as could reasonably be expected to not have a Material Adverse Effect. Except, in each case, as could reasonably be expected to not have a Material Adverse Effect, the property subject to each of the Leases is in a state of good maintenance and repair and is suitable for its current use, operation and occupancy, and no alterations or repairs are necessary with respect thereto under any applicable law, lease or insurance policy.

     (d) Inventory. Except, in each case, as could reasonably be expected to not have a Material Adverse Effect, the Inventory is of a good and merchantable quality usable or saleable in the ordinary course of business consistent with past practices, is in a quantity reasonable for the operations of the Acquired Business, as currently conducted, in the ordinary course of business, and is valued at reasonable amounts not subject to any write-down.

     (e) Receivables. Except as described in the Apple SEC Reports or on
Schedule 3.10(e), the Receivables are valid and enforceable claims and obligations, fully collectible in the aggregate amount thereof, net of any applicable reserves recorded on the Balance Sheet or in the Sellers' accounting records, which have heretofore been provided to OCA, which reserves are adequate and calculated in accordance with GAAP and consistent with past practice, and net of any Agreed Discount, and have arisen only from bona fide transactions in the ordinary course of business. Except as described in the Apple SEC Reports or on Schedule 3.10(e), to the knowledge of each of the Sellers, there are no asserted contests, refusals to pay or rights of set-off with respect to any of the Receivables.

     (f) Intellectual Property. Except as specifically disclosed in the Apple SEC Reports or on Schedule 3.10(f), no Person other than the Sellers has an ownership interest in, rights as a licensee or similar rights to receive a royalty or similar payment with respect to, any of the Intellectual Property. None of the Intellectual Property has been canceled or abandoned or licensed in such a way as could reasonably be expected to have a Material Adverse Effect on the validity of such Intellectual Property other than for such cancellations, abandonments or licenses in the ordinary course of business which individually or in the aggregate could reasonably be expected to not have a Material Adverse Effect. None of the Sellers or their subsidiaries is infringing upon, or otherwise violating, in any material respects, the rights of any third party with respect to any Intellectual Property, and no proceedings or claims are pending and none have been received by, instituted or asserted in writing against any of the Sellers or their subsidiaries, nor are any proceedings, to the knowledge of each of the Sellers, threatened alleging any such violation, nor does any of the Sellers have knowledge of any valid basis for any such proceeding or claim. To the knowledge of each of the Sellers, there is no infringement or other adverse claim against any of the Intellectual Property, and no proceedings or claims in which any of the Sellers or their subsidiaries alleges that any third party is infringing upon, or otherwise violating any of the Intellectual Property are pending, and none have been served by, instituted or asserted by any of the Sellers or their subsidiaries, nor, to the knowledge of each of the Sellers, are any proceedings threatened alleging any such violation or infringement, nor does any of the Sellers have knowledge of any valid basis for any such proceeding or claim that could reasonably be expected to have a Material Adverse Effect. Each of the Sellers' and their subsidiaries' use of the Computer Software does not, to the knowledge of each of the Sellers, violate or otherwise infringe the rights of any third party.

3.11. Employees of the Sellers. Schedule 3.11 sets forth a list, by Acquired Location, of each employee of each of the Sellers employed in the Acquired Business, their current salary or wage rates, and job title or summary of responsibilities. Each of such employees is terminable at will, and there is no employment agreements, independent contractor agreements, severance agreements, change of control agreements, non-competition agreements or similar agreements between any of such employees and any of the Sellers or their subsidiaries. Except as could reasonably be expected to not have a Material Adverse Effect, none of the Sellers or their subsidiaries has incurred any liability, or taken or failed to take any action that would reasonably be expected to result in any liability on the part of any of the Sellers or their subsidiaries, in respect of any failure to comply with the Fair Labor Standards Act or any other applicable laws dealing with minimum wages or maximum hours for such employees.

3.12. Taxes. Each of the Sellers and their subsidiaries have duly filed with the appropriate governmental or other taxing authorities all Tax Returns required to be filed by them, other than those Tax Returns the failure to file which, in the aggregate, could reasonably be expected to not have a Material Adverse Effect, and to the knowledge of each of the Sellers, those filed Tax Returns are true, correct and complete in all material respects. Each of the Sellers and their subsidiaries have duly paid in full or made adequate provision for the payment of all Taxes for all past and current periods. Except as could reasonably be expected to not have a Material Adverse Effect, the liabilities and reserves for Taxes reflected in the Balance Sheet are adequate to cover all Taxes for all periods ending at or prior to the date of that Balance Sheet, there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business, and there are no Encumbrances for Taxes upon any of the Assets, except for Encumbrances for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other taxing authority with respect to Taxes of the Sellers or any subsidiary thereof which, if decided adversely, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Sellers or their subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions that are no longer in effect. None of the Sellers or their subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Apple, other than agreements the consequences of which are fully and adequately reserved for in the Financial Statements. None of the Sellers or their subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

3.13. Employee Benefit Plans; ERISA.

     (a) Except as disclosed in the Apple SEC Reports or on Schedule 3.13, at the date hereof, none of the Sellers or their subsidiaries maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, policies, programs, arrangements or practices (collectively, "Employee Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA or other similar material arrangements for the provision of benefits (excluding any Multi-Employer Plan). None of the Sellers or their subsidiaries make any contributions to or have any obligation or liability to make contributions to any Multi-Employer Plan or any plan subject to Title IV of ERISA. Except as disclosed in the Apple SEC Reports, none of the Sellers or their subsidiaries maintains or has any liability with respect to any Multiple Employer Plan. None of the Sellers or their subsidiaries has any obligation to create or contribute to any Employee Plan not disclosed in the Apple SEC Reports or to amend any Employee Plan so disclosed as to increase benefits or contributions thereunder, except as required under the terms of the Employee Plans or existing collective bargaining agreements or to comply with applicable law.

     (b) Except as disclosed in the Apple SEC Reports or on Schedule 3.13, (i) there have been no Prohibited Transactions with respect to any of the Employee Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect,
(ii) none of the Employee Plans has incurred any AFD, whether or not waived, as of the last day of the most recent fiscal year of each of the Employee Plans ended prior to the date of this Agreement, (iii) each of the Employee Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (iv) each of the Employee Plans that is intended to be a Qualified Plan either (A) has been determined by the IRS to be a Qualified Plan and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof, or (B) Apple has timely applied for a favorable determination with respect to each Qualified Plan, will use its best efforts to obtain such determination, and is not aware of any event or condition that could prevent the IRS from making a favorable determination, (v) to the knowledge of each of the Sellers, there are no material pending, threatened or anticipated claims involving any of the Employee Plans other than claims for benefits in the ordinary course, and (vi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Employee Plan that has resulted or could result in any material liability (direct or indirect) of any of the Sellers or any of their subsidiaries under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code.

3.14. Labor Controversies. Except as disclosed in the Apple SEC Reports, and except for such controversies and organizational efforts which, singly or in the aggregate, could reasonably be expected to not have a Material Adverse Effect,
(a) there are no significant controversies pending or, to the knowledge of each of the Sellers, threatened between any of the Sellers or their subsidiaries and any representatives of any of their employees and (b) to the knowledge of each of the Sellers, there are no material organizational efforts presently being made involving any of the presently unorganized employees of any of the Sellers or their subsidiaries.

3.15. Insurance. Except as could reasonably be expected to not have a Material Adverse Effect, the Sellers maintain insurance coverage reasonably adequate for the Assets and the operations of the Acquired Business.

Except as could reasonably be expected to not have a Material Adverse Effect, none of the Sellers or their subsidiaries is in default with respect to any policies or binders of indemnity, liability, directors' and officers', worker's compensation, health and other forms of insurance policies or binders in force as of the date hereof and insuring against risks of any of the Sellers and their subsidiaries. Except as described in the Apple SEC Reports, no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by any of the Sellers or any of their subsidiaries. To the knowledge of each of the Sellers, the Sellers are named as an additional insured party on the professional liability insurance policies of their respective affiliated orthodontists.

3.16. Environmental Matters. Except, in each case, as could reasonably be expected to not have a Material Adverse Effect, to the knowledge of each of the Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any claim or action against, notice to or investigation of, any of the Sellers or their subsidiaries, or the Assets, the Acquired Locations and the Acquired Business, arising out of, based on or resulting from the presence or release into the environment of any hazardous substances in violation of any applicable laws relating to the generation, use, refinement, removal, storage, production, manufacture, transportation, disposal, release or discharge of hazardous substances or otherwise relating to the protection of the environment.

3.17. Brokers and Finders. Except as disclosed on Schedule 3.17, none of the Sellers or their subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of any of the Sellers or their subsidiaries to pay any finder's fees, brokerage fees, agent commissions or similar fees, commissions or payments in connection with the transactions contemplated hereby, and there is no claim for payment of any such fees, commissions or payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.18. No Other Agreements to Sell the Assets. Except for this Agreement, none of the Sellers or their subsidiaries has any legal obligation, absolute or contingent, to any other person or firm to sell, assign, transfer or convey all or any part of the Assets or the Acquired Business, to effect any merger, consolidation or other reorganization, directly or indirectly, of any of the Sellers or their subsidiaries, or to enter into any agreement with respect thereto.

3.19. Reorganization Proceedings. None of the Sellers or their subsidiaries has taken any action prohibited by the Bankruptcy Code, the Bankruptcy Rules or order of the Bankruptcy Court in connection with the Chapter 11 Case, except as could reasonably be expected to not have a Material Adverse Effect.

             ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

     OCA hereby represents and warrants to the Sellers as follows:

4.1. Corporate Organization. OCA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. OCA is duly qualified and in good standing to transact business as a foreign corporation in each jurisdiction where the ownership or use of its properties and the conduct of its business necessitates such qualification, except such jurisdiction, in which the failure to be so qualified could reasonably be expected to not have a Buyer Material Adverse Effect. True, accurate and complete copies of OCA's certificate of incorporation and bylaws, and all amendments thereto, in each case as in effect on the date hereof, have heretofore been delivered or made available to Apple.

4.2. Authorization; Binding Agreement. OCA has the corporate power and corporate authority to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by OCA pursuant hereto (collectively, the "Buyer Documents"), and to consummate the transactions contemplated hereby. This Agreement and the Buyer Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by OCA, have been duly authorized and approved by the Board of Directors of OCA and all other requisite corporate action. Subject to the entry of the Section 363/365 Order by the Bankruptcy Court, all proceedings required by law, OCA's governing documents or otherwise to be taken by OCA to duly authorize and approve this Agreement and the Buyer Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by OCA in accordance with the terms thereof, have been properly taken. This Agreement has been, and at the Closing this Agreement and the Buyer Documents shall be, duly and validly executed and delivered by OCA. Assuming due execution and delivery by Apple and the Canadian Sellers, this Agreement constitutes, and at the Closing this Agreement and the Buyer Documents shall each constitute, the valid and binding agreement and obligation of OCA, enforceable against OCA in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally).

4.3. Consents and Approvals. Except for the (i) consents, approvals, authorizations or orders of, or declarations or filings with, the Bankruptcy Court, (ii) the filing by OCA and Apple of a pre-merger notification with the FTC and the Antitrust Division under the HSR Act, and (iii) the consents and approvals described and listed on Schedule 4.3, neither the execution or delivery by OCA of this Agreement and the other Buyer Documents, nor the consummation by OCA of the transactions contemplated hereby or thereby, nor the compliance by OCA with the provisions hereof, will require any filing with, notification to, or permit, consent or approval of, any public, governmental or regulatory body, agency or authority, except where the failure to do so could reasonably be expected to not have a Buyer Material Adverse Effect.

4.4. No Conflicts. Neither the execution or delivery by OCA of this Agreement and the other Buyer Documents, nor the consummation by OCA of the transactions contemplated hereby or thereby, nor the compliance by OCA with the provisions hereof, will: (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation and bylaws of OCA; (b) violate or conflict with any order, injunction, decree, law, statute, rule, ordinance or regulation applicable to OCA or by which any of its properties or assets may be bound, except as could reasonably be expected to not have a Buyer Material Adverse Effect, (c) result in a violation or breach of, constitute a default or give rise to any right of termination, cancellation or acceleration under an agreement, or result in the creation of an Encumbrance upon any property or asset of OCA or by which any such properties or assets may be bound, except as could reasonably be expected to not have a Buyer Material Adverse Effect; or (d) result in the loss of any license, franchise or permit, except as could reasonably be expected to not have a Buyer Material Adverse Effect.

4.5. Financing. On the Closing Date, OCA will have sufficient cash on hand or financing to consummate the transactions contemplated herein.

                  ARTICLE 5. CERTAIN COVENANTS AND AGREEMENTS.

5.1. Notice of the Motion and Order. Apple shall notify, as is required by the Bankruptcy Code, all parties entitled to notice of the Motions, the Interim Order and/or the Section 363/365 Order, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

5.2. Orders.

     (a) Apple hereby confirms that it is critical to the process of arranging an orderly sale of Apple's assets to proceed by selecting OCA to enter into this Agreement in order to present the Bankruptcy Court with arrangements for obtaining the highest realizable prices for such assets and that, without OCA having committed substantial time and effort to such process, the estate of Apple would have to employ a less orderly process of sale and thereby both incur higher costs and risk attracting lower prices. Accordingly, the contributions of OCA to the process have indisputably provided very substantial benefit to the estate of Apple. Apple acknowledges that OCA would not have invested the effort in negotiating and documenting the transaction provided for herein and incurring duties to pay its outside advisors if OCA were not entitled to the Break-up Fee plus reasonable fees and disbursements of its counsel incurred as a result of OCA's attempt to purchase the Assets, if OCA is not the successful bidder for the Assets.

     (b) As promptly as practicable after the date hereof (and in any event within three (3) Business Days thereafter), Apple and OCA, as co-moving parties, shall file and serve motions with the Bankruptcy Court seeking (the "Motions"):

          (i) an order approving the Break-Up Fee and the Expense Reimbursement and all other payments to OCA arising under this Agreement as obligations of Apple having priority as an administrative expense in its case before the Bankruptcy Court, the Bidding Procedures relating to the sale of the Assets under Sections 363 and 365 of the Bankruptcy Code, and the adequacy of notice to creditors and parties in interest for the approval of the transactions contemplated hereby, and setting a date for a hearing on the asset sale (the "Interim Order"); and

          (ii) an order authorizing Apple to sell the Assets to OCA pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all Encumbrances in or on the Assets (including any and all "claims and interests" in the Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than Permitted Encumbrances, and otherwise free and clear of claims and liabilities, such that OCA shall not, among other things, incur any liability as a successor to Apple's business, making a determination that OCA is a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code, and authorizing, among other things, Apple, pursuant to Section 365 of the Bankruptcy Code, to assume and to assign to OCA the Service Agreements, the Contracts and the Leases (the "Section 363/365 Order").

     (c) Apple shall use commercially reasonable efforts to obtain the Interim Order and the Section 363/365 Order as soon as reasonably practicable following the date hereof. The Interim Order shall be in the form attached to this Agreement as Exhibit 5.2(c)-1, the Section 363/365 Order shall be substantially in the form attached to this Agreement as Exhibit 5.2(c)-2 (with such changes thereto proposed by Apple as OCA in its reasonable discretion accepts), and the motions relating to the Interim Order and the Section 363/365 Order shall be in form and substance reasonably satisfactory to OCA.

     (d) Subject to the Interim Order, Apple shall promptly make any filings, take all actions, and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated hereby, subject to its obligations to comply with any order of the Bankruptcy Court.

     (e) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from either the Interim Order or the Section 363/365 Order, Apple shall immediately notify OCA of such appeal or stay request and shall provide to OCA within one (1) Business Day a copy of the related notice of appeal or order of stay or application for reconsideration. Apple shall also provide OCA with written notice, and copies of any other or further notice of appeal, motion or application filed in connection with any appeal from, or application for reconsideration of, either of such orders and any related briefs.

     (f) Apple shall comply in all material respects with the Bankruptcy Code and all others laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining the Interim Order and the Section 363/365 Order.

     (g) From and after the date hereof, Apple and the Canadian Sellers shall not take any action, or fail to take any action, which might (i) prevent or materially impede the vesting, upon the Closing, of the Assets in OCA free and clear of all Encumbrances and claims and interests of Claimants or (iii) result in the reversal, voidance, modification or staying of the Interim Order or the
Section 363/365 Order.

5.3. No Solicitation of Other Offers. As an essential inducement for OCA to enter into this Agreement and without which agreement OCA would not have entered into this Agreement, the parties hereto agree that:

     (a) Each of the Sellers and each of the Banks, and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents and Affiliates shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal. None of the Sellers or the Banks, or their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents and Affiliates shall, directly or indirectly, take (and none of the Sellers shall authorize or permit their officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents and Affiliates to so take) any action to (i) encourage, solicit, initiate or facilitate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or, furnish or disclose any information to, any Person (other than OCA) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that Apple, in response to an unsolicited Acquisition Proposal and without limiting its obligations under Section 8.4, may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement between Apple and OCA) to any Qualified Third Party which makes a Superior Proposal pursuant to the Bidding Procedures for soliciting "higher or better" offers approved by the Bankruptcy Court in the Interim Order to the extent required under the Bankruptcy Code. In addition, none of the respective Boards of Directors of the Sellers, nor any committee thereof, shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to OCA the approval and recommendation of the transaction contemplated by this Agreement, except in each case as is reasonably required to approve a Permitted Acquisition, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided that the Board of Directors of Apple may recommend an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the transactions contemplated herein if (i) a Qualified Third Party makes a Superior Proposal and
(ii) Apple shall pay to OCA the amounts required pursuant to Section 8.4.

     (b) On the date of receipt thereof, each of the Sellers shall promptly advise OCA of any request for information with respect to any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such an Acquisition Proposal or request, inquiry, proposal, discussion or negotiation, and each of the Sellers shall promptly provide to OCA copies of any written materials received by any of the Sellers in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or any such request, inquiry or proposal with respect to any Acquisition Proposal or with whom any such discussion or negotiations with respect to any Acquisition Proposal are taking place. Each of the Sellers shall keep OCA fully informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal or request and keep Buyer fully informed as to the details of any information requested of or provided by any of the Sellers in connection with any of the foregoing, and as to the details of all discussions or negotiations with respect to any such Acquisition Proposal or request or inquiry with respect to any Acquisition Proposal. Each of the Sellers shall promptly provide to OCA any non-public information concerning any of the Sellers provided to any other Person in connection with any Acquisition Proposal which was not previously provided to OCA.

     (c) Immediately following the Closing, each of the Sellers shall request each Person which has heretofore executed a confidentiality agreement in connection with an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of any of the Sellers.

     (d) Notwithstanding the foregoing provisions of this Section 5.3, each of the Sellers shall have the right to solicit, respond to, negotiate, or engage in discussions or enter into an agreement with respect to, any Permitted Acquisition Proposal (each in accordance with the definition of a Permitted Acquisition Proposal), and to consummate or close a Permitted Acquisition.

5.4. Agreement To Cooperate.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate orders, waivers, consents or approvals of third parties, and to lift any injunction or other legal bar to the transactions contemplated herein (and, in such case, to proceed with the transactions contemplated herein as expeditiously as possible).

     (b) Without limitation of the foregoing, each party hereto undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form and related material under the HSR Act with the FTC and the Antitrust Division. Each party hereto shall use their best efforts to obtain an early termination of the applicable waiting period, shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, and shall (i) use its commercially reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each of OCA and Apple shall bear and pay 50% of the amount of the filing fees for filing such Notification and Report Form under the HSR Act.

     (c) The Sellers shall permit OCA and its representatives to communicate with individuals who are employed by the Sellers in the Acquired Locations, at reasonable times and upon reasonable notice to Apple, to interview and have discussions with such individuals for purposes of their potential employment by OCA or its Affiliates following the Closing. The Sellers shall reasonably assist OCA and its representatives in such efforts, and shall provide OCA and its representatives access to personnel records and other information concerning such employees as OCA may reasonably request (subject to obtaining any consent required by applicable law with respect to such access). The Buyer and its Affiliates shall be under no obligation to employ any employee of the Sellers or their Affiliates.

5.5. Public Statements. OCA and Apple will consult with each other and will mutually agree on any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and will not issue any such press releases or make any such public announcements prior to such consultation and agreement, unless and to the extent OCA or Apple is advised by their respective legal counsel that such release or announcement, without prior consultation and agreement, is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement will use its commercially reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

5.6. Non-Competition. Except as expressly provided below and except with respect to the Sellers' current locations and operations as of the date hereof other than the Acquired Business (as determined as of the Closing, following the adjustments provided in Section 2.7), for a period of three (3) years following the Closing Date (the "Non-Competition Period"), none of the Sellers will, directly or indirectly, though a subsidiary, Affiliate or otherwise: (i) in any geographic area where OCA conducts business during the Non-Competition Period, own, operate or engage or participate in directly or indirectly (whether as a holder of an equity or debt investment, lender or in any other manner or capacity), or lend any of the Sellers' name (or any part or variant thereof) to, any business which is, or as a result of any of the Sellers' engagement or participation would become, competitive with OCA; (ii) deal, directly or indirectly, in a competitive manner with the Assets or the Acquired Business during the Non-Competition Period; or (iii) solicit any officer, director, employee, agent or affiliated orthodontist or professional entity of OCA following the Closing Date to become an officer, director, employee, agent or affiliated orthodontist or professional entity of any of the Sellers.

5.7. Access. OCA and its employees, agents, attorneys, consultants, lenders, accountants and other authorized representatives shall have full access, upon reasonable notice to Apple, under reasonable circumstances, during normal business hours and at other reasonable times, to all of each of the Sellers' and their subsidiaries' properties, books, contracts, commitments, records, facilities, personnel, employees, customers, affiliated orthodontists, advisors, lenders and others having a business relationship with any of the Sellers and their subsidiaries, in order to permit OCA to inspect the Assets and any other items relating to the Acquired Business. Such investigation shall include, among other things, the receipt of relevant financial information, and the review of any relevant contractual obligations of any of the Sellers and their subsidiaries. Such investigation shall not limit or affect any representation or warranty set forth in Article 3 hereof. Information obtained pursuant to such investigation shall be held in confidence in accordance with the Confidentiality Agreement. Upon obtaining knowledge thereof, each of the Sellers shall promptly notify OCA of any material adverse change in the Assets, the Acquired Business, the Assumed Liabilities, and the financial position, earnings or business of any of the Sellers after the date hereof and prior to the Closing, and any unexpected emergency or other unanticipated change in the business of any of the Sellers, and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated), or of any other matter which may be material to any of the Sellers, the Assets, the Acquired Business and the Assumed Liabilities.

5.8. Conduct of the Business. Each of the Sellers agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement, or otherwise consented to or approved in writing by

OCA, during the period commencing on the date hereof until the earlier of the Closing or the date on which this Agreement shall have been terminated:

     (a) Each of the Sellers and their respective subsidiaries shall conduct the operations of the Acquired Business only according to their ordinary course of business and shall use their commercially reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with independent contractors, employees, licensors, suppliers, distributors, clients, affiliated orthodontists and professional entities, payors, and others having significant business relationships with any of the Sellers, except where such failure could reasonably be expected to not have a Material Adverse Effect;

     (b) None of the Sellers or their respective subsidiaries shall take any of the following actions:

          (i) make any change in or amendment to their respective certificate of incorporation, articles of incorporation, bylaws or comparable governing documents;

          (ii) issue or sell, or authorize to issue or sell, any shares of capital stock or any other securities of any of the Canadian Sellers and any other subsidiaries of Apple or the Canadian Sellers, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of capital stock or any other securities of any of the Canadian Sellers and any other subsidiaries of Apple or the Canadian Sellers, or make any other changes in the capital structure of any of the Canadian Sellers and any other subsidiaries of Apple or the Canadian Sellers;

          (iii) sell or pledge or agree to sell or pledge any shares of capital stock or other securities of any of the Canadian Sellers and any other subsidiaries of Apple or the Canadian Sellers, or any securities convertible into, or options, warrants or rights to purchase or subscribe to, or any arrangement or contract with respect to the issuance or sale of, any shares of capital stock or any other securities of any of the Canadian Sellers and any other subsidiaries of Apple or the Canadian Sellers;

          (iv) except as could reasonably be expected to not have a Material Adverse Effect, declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

          (v) except as could reasonably be expected to not have a Material Adverse Effect, enter into any management services agreement or acquisition agreement (or similar agreements) with any orthodontist, dentist or professional entity, nor any contract or commitment with respect to assets or capital expenditures with a value in excess of, or requiring expenditures by the any of the Sellers or any of their subsidiaries in excess of, $10,000, or enter into contracts or commitments with respect to assets or capital expenditures with a value in excess of, or requiring expenditures by any of the Sellers or any of their subsidiaries in excess of, $25,000, in the aggregate;

          (vi) except as is reasonably required to consummate a Permitted Acquisition with respect to an orthodontic practice to which the following pertains, and except as could reasonably be expected to not have a Material Adverse Effect, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any of the Assets, or incur or modify any of the Assumed Liabilities other than in the ordinary course of business, or, except as could reasonably be expected to not have a Material Adverse Effect, issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person or, other than in the ordinary course of business or as could reasonably be expected to not have a Material Adverse Effect, make any loan or other extension of credit;

          (vii) agree to the settlement of any material claim or litigation included in the Assets or the Assumed Liabilities, except as is reasonably required to consummate a Permitted Acquisition with respect to an orthodontic practice to which such claim or litigation pertains;

          (viii) except as could reasonably be expected to not have a Material Adverse Effect, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

          (ix) except as is reasonably required to consummate a Permitted Acquisition with respect to an orthodontic practice to which the following pertains, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) included in the Assets or the Assumed Liabilities, other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business;

          (x) enter into any agreement, understanding or commitment that restrains, limits or impedes any of the Sellers' or their subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on any of the Sellers' or their subsidiaries' activities;

          (xi) except as could reasonably be expected to not have a Material Adverse Effect, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of any of the Sellers or their subsidiaries, other than routine employee terminations for cause;

          (xii) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article 3 that are subject to, or qualified by, a "Material Adverse Effect," or other materiality qualification to be untrue as of the Closing Date, or any such representations and warranties that are not so qualified to be untrue in any material respect;

          (xiii) modify, amend or terminate any Service Agreement, Contract, Lease, Receivable (except as contemplated in Sections 6.3 and 7.7) or, except as could reasonably be expected to not have a Material Adverse Effect, any other contract or agreement to which it is a party or waive any of its material rights or claims except in the ordinary course of business and except, in each of the foregoing cases, as is reasonably required to consummate a Permitted Acquisition with respect to an orthodontic practice to which such Service Agreement, Contract, Lease, Receivable or other contract or agreement pertains;

          (xiv) fail to maintain adequate insurance coverage for the Assets and the Acquired Business; or

          (xv) agree, in writing or otherwise, to take any of the foregoing actions.

5.9. Changes in Representations and Warranties; Updated Schedules. Between the date of this Agreement and the Closing Date, none of the Sellers shall, directly and indirectly, subject to orders of the Bankruptcy Court, enter into any transaction, take any action, or knowingly by inaction permit an event to occur, which would result in any of the representations and warranties of each of the Sellers herein contained not being true and correct at and as of the Closing. Each of the Sellers and OCA agree to give prompt notice to the other, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event whose occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) any fact which, if known by it on the date hereof, would have been required to be set forth or disclosed by it pursuant to this Agreement. From time to time prior to the Closing, each of the Sellers shall promptly supplement or amend information previously delivered to OCA with respect to any matter arising hereafter which, if currently existing, occurring or known, would have been required to be set forth, disclosed or described in a schedule hereto, and shall promptly deliver such supplement or amendment to OCA.

5.10. Transfer Tax. Each of the Sellers and OCA shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). Each of the Sellers shall promptly pay all Transfer Taxes, and such Transfer Taxes expressly shall not be a liability of OCA.

5.11. Presentation of Acquisition Proposal to Bankruptcy Court. No Acquisition Proposal shall be presented to the Bankruptcy Court for approval unless each of the following conditions have been satisfied: (i) the Board of Directors of Apple approves the proposed Acquisition Proposal; (ii) the orthodontic practice or practices which are the subject of the Acquisition Proposal approve of and consent to the Acquisition Proposal in writing; (iii) the credit-worthiness of the Person making the Acquisition Proposal has been confirmed to the satisfaction of the Banks; and (iv) the Person making the Acquisition Proposal has, and has provided the Banks with satisfactory proof of, committed bank or other financing for such Person's Acquisition Proposal.

5.12. Canadian Sellers Board and Shareholder Approvals. Apple shall use its best efforts to cause the respective Boards of Directors and shareholders of each of the Canadian Sellers to take the following actions, as soon as practicable following the date hereof and prior to the Closing: (i) duly authorize and approve this Agreement and the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by the applicable Canadian Seller, (ii) with respect to each such Board of Directors, duly submit this Agreement, the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by the applicable Canadian Seller, to the shareholders of such Canadian Seller for their approval and authorization thereof, and (iii) take all other requisite corporate action with respect to this Agreement, the Seller Documents and the transactions contemplated therein, all in accordance with applicable law and the applicable Canadian Seller's governing documents. In connection with such actions, any officer or director of Apple serving on the Board of Directors of a Canadian Seller shall vote in favor of approving and authorizing this Agreement and the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by such Canadian Seller, and submission of this Agreement, the Seller Documents, the transactions contemplated therein and the execution, delivery and performance thereof by such Canadian Seller, to the shareholders of such Canadian Seller for their approval and authorization thereof. In addition, with respect to each share of capital stock of Canadian Apple held by Apple, Apple shall vote in favor of approving and authorizing this Agreement and the Seller Documents, the transactions contemplated therein, and the execution, delivery and performance thereof by the Canadian Sellers. Apple shall promptly give notice thereof to OCA upon obtaining such approvals and authorizations from the respective Board of Directors and shareholders of each Canadian Seller.

               ARTICLE 6. CONDITIONS TO OBLIGATIONS OF THE BUYER.

          The obligation of OCA to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver in writing by OCA, on or prior to the Closing Date of each of the following conditions:

6.1. Representations and Warranties; Performance of Covenants. Each of the representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all respects, except for representations and warranties that are not qualified by materiality (including the terms "material," "in any material respects," "in all material respects" and "Material Adverse Effect"), which representations and warranties shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true and correct in all respects, or material respects, as applicable, only as of such date) and each of the covenants and agreements of each of the Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

6.2. Entry of the Orders. The Interim Order and the Section 363/365 Order shall have been entered by the Bankruptcy Court, in form and substance reasonably satisfactory to OCA, and such orders shall not have been stayed, modified, reversed or amended, dissolved, revoked or rescinded and shall have become and be final and enforceable orders, in full force and effect, and not subject to any stay or injunction.

6.3. Amendments to Service Agreements. Each of the parties to each of the Service Agreements that are included within the Assets, following application of the adjustments described in Section 2.7(a), shall have executed and delivered an amendment to such respective Service Agreements, in form and substance satisfactory to OCA and its counsel, which amendment shall, among other things, provide for consent to the assignment and transfer of such Service Agreement pursuant to this Agreement.

6.4. Material Adverse Effect. From the date of this Agreement, there shall not have been any Material Adverse Effect to any of the Sellers, the Assets, the Assumed Liabilities or the Acquired Business.

6.5. Consents; HSR. All consents, authorizations, orders, approvals of, or filings or registrations with, any governmental commission, board, authority or regulatory body required in connection with, or to consummate, the transactions contemplated herein shall have been obtained or made, and the waiting period (and any extension thereof) with respect to the HSR Act shall have expired or been terminated.

6.6. No Proceedings. There shall not be pending, entered, issued, enacted or threatened any action, decree, injunction, order, rule, statute, regulation or proceeding of, by or before any federal, state or foreign court, governmental, administrative, legislative or regulatory authority, agency or body which shall have the effect of: (i) making illegal, preventing, delaying or otherwise directly or indirectly restraining or prohibiting the transactions contemplated herein; (ii) prohibiting or materially limiting the ownership or operation of any of the Assets or the Acquired Business by OCA or any of its subsidiaries;
(iii) requiring divestiture by OCA of any Assets; or (iv) challenging the transactions contemplated herein, or involving or seeking material damages or other relief in connection with the transactions contemplated herein.

6.7. Instruments of Conveyance and Transfer. Each of the Sellers shall have delivered to OCA the Bill of Sale, assignments of the Leases and the Contracts, and such other deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer (including, without limitation, assignments of any Intellectual Property in recordable form), in form and substance reasonably satisfactory to OCA and its counsel, as are effective to vest in OCA good title and all of each of the Sellers' rights and interests in and to the Assets, free and clear of any Encumbrances.

6.8. Dismissal of Litigation Against Service Agreement Parties. Apple shall have caused to be dismissed, with prejudice, any and all lawsuits and other legal action pending in the Bankruptcy Court or otherwise by Apple or the Canadian Sellers against any party to any Service Agreement that is included within the Assets, following application of the adjustments described in Section 2.7(a).

6.9. Certificates. Each of the Sellers shall have delivered to OCA the following certificates, each dated as of the Closing Date and executed by the applicable officers of the Sellers:

     (a) A certificate signed by the president of Apple, certifying as to the accuracy of the representations and warranties of Apple contained herein, and the performance of the covenants and agreements of Apple contained herein, each as contemplated in Section 6.1;

     (b) A certificate of the corporate secretary of Apple, certifying as to the: (i) true and complete copies attached thereto of Apple's certificate of incorporation and bylaws, as in effect on the Closing Date; (ii) incumbency and genuineness of the signatures of each officer of Apple executing this Agreement and the other Seller Documents on behalf of Apple; (iii) genuineness of the true and complete copies attached thereto of resolutions duly adopted by Apple's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby; and (iv) certificate attached thereto of the secretaries of state, or other applicable officials, of each state and province in which Apple is organized and qualified to do business, certifying as to the good standing of Apple with respect to such respective states and provinces;

     (c) A certificate signed by the president of each of the Canadian Sellers, certifying as to the accuracy of the representations and warranties of such Canadian Seller contained herein, and the performance of the covenants and agreements of such Canadian Seller contained herein, each as contemplated in
Section 6.1; and

     (d) A certificate of the corporate secretary of each of the Canadian Sellers, certifying as to the: (i) true and complete copies attached thereto of such Canadian Seller's articles of incorporation and bylaws, or other governing documents, as in effect on the Closing Date; (ii) incumbency and genuineness of the signatures of each officer of such Canadian Seller executing this Agreement and the other Seller Documents on behalf of such Canadian Seller;
(iii) genuineness of the true and complete copies attached thereto of resolutions duly adopted by such Canadian Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby; (iv) genuineness of the true and complete copies attached thereto of resolutions duly adopted by the shareholders of such Canadian Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby; and (v) certificate attached thereto of the secretaries of state, or other applicable officials, of each state and province in which such Canadian Seller is organized and qualified to do business, certifying as to the good standing and non-delinquent tax status of such Canadian Seller with respect to such respective states and provinces.

              ARTICLE 7. CONDITIONS TO OBLIGATIONS OF THE SELLERS.

     The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, or the waiver by Apple, on or prior to the Closing Date, of the following conditions:

7.1. Representations and Warranties; Performance of Covenants. Each of the representations and warranties of OCA contained in this Agreement shall be true and correct in all respects, except for representations and warranties that are not qualified by materiality (including the terms "material," "in any material respects," "in all material respects" and "Buyer Material Adverse Effect"), which representations and warranties shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except representations and warranties that are made as of a specific date need be true and correct in all respects, or material respects, as applicable, only as of such date) and each of the covenants and agreements of OCA to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

7.2. Entry of the Orders. The Interim Order and the Section 363/365 Order shall have been entered by the Bankruptcy Court, in form and substance reasonably satisfactory to OCA, and such orders shall not have been stayed, modified, reversed or amended, dissolved, revoked or rescinded and shall have become and be final and enforceable orders, in full force and effect, and not subject to any stay or injunction.

7.3. Consents; HSR. All consents, authorizations, orders, approvals of, or filings or registrations with, any governmental commission, board, authority or regulatory body required in connection with, or to consummate, the transactions contemplated herein shall have been obtained or made, and the waiting period (and any extension thereof) with respect to the HSR Act shall have expired or been terminated.

7.4. No Proceedings. There shall not be pending, entered, issued, enacted or threatened any action, decree, injunction, order, rule, statute, regulation or proceeding of, by or before any federal, state or foreign court, governmental, administrative, legislative or regulatory authority, agency or body which shall have the effect of: (i) making illegal, preventing, delaying or otherwise directly or indirectly restraining or prohibiting the transactions contemplated herein; (ii) prohibiting or materially limiting the ownership or operation of any of the Assets or the Acquired Business by OCA or any of its subsidiaries;
(iii) requiring divestiture by OCA of any Assets; or (iv) challenging the transactions contemplated herein, or involving or seeking material damages or other relief in connection with the transactions contemplated herein.

7.5. Certificates. OCA shall have delivered to Apple the following certificates, each dated as of the Closing Date and executed by the applicable officer of OCA:

     (a) A certificate signed by the president of OCA, certifying as to the accuracy of the representations and warranties of OCA contained herein, and the performance of the covenants and agreements of OCA contained herein, each as contemplated in Section 7.1; and

     (b) A certificate of the corporate secretary of OCA, certifying as to the:
(i) true and complete copies attached thereto of OCA's certificate of incorporation and bylaws, as in effect on the Closing Date; (ii) incumbency and genuineness of the signatures of each officer of OCA executing this Agreement and the other Buyer Documents on behalf of OCA; (iii) genuineness of the true and complete copies attached thereto of resolutions duly adopted by OCA's Board of Directors authorizing the execution, delivery and performance of this Agreement and the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby; and (iv) certificate attached thereto of the Delaware Secretary of State, certifying as to the good standing of OCA with respect to such state.

7.6. Mutual General Release and Covenant Not to Sue. Each Service Agreement Party that is a party to a Service Agreement which is included within the Assets as of the Closing, following application of the adjustments described in Section 2.7(a), and any other orthodontist who received any consideration from any of the Sellers in connection with the initial execution of such Service Agreement and who is currently employed by or an independent contractor with such Service Agreement Party or a professional entity thereof (each, collectively with each such Service Agreement Party, a "Releasing Party"), shall have executed and delivered to Apple a Mutual General Release and Covenant Not to Sue ("Release"), in substantially the form attached hereto as Exhibit 7.6, which Release shall provide for, among other things, effective as of the Closing, (i) the mutual release by Apple and such Releasing Party of claims against the other, (ii) the transfer, conveyance, assignment and delivery to Apple by such Releasing Party of all of the shares of Apple's capital stock which are held by such Releasing Party beneficially or of record, and all of such Releasing Party's respective rights, title and interest in such shares, free and clear of all liens, claims and encumbrances, and (iii) execution and delivery to Apple by such Releasing Party of an irrevocable stock power with respect to such shares of Apple's capital stock, in substantially the form attached as an exhibit to such Release.

7.7. Amendment to Service Agreement. The orthodontist and professional entities that are parties to each of the Service Agreements included in the Assets as of the Closing, following application of the adjustments described in Section 2.7(a), shall have executed and delivered an amendment to their respective Service Agreement, which amendment (i) shall include an acknowledgement and agreement by such parties of the amount of Receivables owing by such parties to the Sellers, which amount of Receivables shall not be materially less than the amount therefor set forth in Schedule 2.1(c), and (ii) shall not include any provision that is inconsistent in any material respects with the form of amendment included with a letter from Apple to its affiliated practices describing this transaction and certain alternatives (which letter was dated and/or sent February 21, February 22 or March 21, 2000), and that is materially adverse to any of the Sellers (provided, that the deletion of provisions regarding forgiveness of indebtedness, assumption of obligations to pay practice acquisition consideration, issuance of stock or stock options, payment of deferred purchase price, and/or dismissal of pending litigation by such parties against Apple or any of the Canadian Sellers, shall not be deemed to be materially adverse to any of the Sellers).

                       ARTICLE 8. AMENDMENT; TERMINATION.

8.1. Amendment. This Agreement may be amended by the written agreement of Apple, the Canadian Sellers and OCA at any time prior to the Closing Date.

8.2. Termination. This Agreement may be terminated as follows:

     (a) By mutual written agreement of Apple and OCA prior to the Closing;

     (b) By OCA or by Apple (subject to payment to OCA of the Break-Up Fee and the Expense Reimbursement), in the event an Acquisition Proposal is presented by Apple to the Bankruptcy Court for approval;

     (c) By OCA or by Apple (subject to payment to OCA of the Break-Up Fee and the Expense Reimbursement), if any of the Sellers accepts an Acquisition Proposal, or enters into an agreement or contract with respect to an Acquisition Proposal;

     (d) By OCA or by Apple (subject to payment to OCA of the Break-Up Fee and the Expense Reimbursement), in the event that the Bankruptcy Court issues any order, writ, judgment, decree or injunction approving or permitting the consummation of an Acquisition Proposal;

     (e) By OCA or by Apple (subject to payment to OCA of the Break-Up Fee and the Expense Reimbursement), if either of the Banks, or by OCA, if any of the Sellers, withdraws, modifies in a manner adverse to OCA or discloses its intention to so withdraw or modify, its support for the consummation of the transactions contemplated in this Agreement, except in each case as is reasonably required to approve a Permitted Acquisition;

     (f) By OCA, at any time after May 31, 2000, if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of OCA;

     (g) By Apple, at any time after May 31, 2000, if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of any of the Sellers;

     (h) By OCA, on the date, if any, on which the Bankruptcy Court denies the Interim Order;

     (i) By OCA, if, the Interim Order does not become Final within eleven (11) days following entry on the docket of such order. For purposes hereof, "Final" means such order is not stayed, vacated or otherwise rendered ineffective, all applicable periods for appeal of such order shall have passed without an appeal therefrom having been taken, or if any such appeal shall have been taken, such appeal shall have been dismissed and all applicable periods for further appeal of such order shall have passed;

     (j) By OCA or Apple if any material term or provision of this Agreement is, upon review or consideration, rejected or otherwise disapproved by the Bankruptcy Court;

     (k) By OCA, if the Section 363/365 Order does not become Final within eleven (11) days following entry on the docket of such order; or

     (l) By OCA or Apple, if, after being entered by the Bankruptcy Court, the
Section 363/365 Order, has been reversed, revoked, voided or materially modified or stayed by an order of a court of competent jurisdiction.

8.3. Effect of Termination. The right of termination under this Article 8 may be exercised by OCA or Apple, as the case may be, only by giving written notice, signed on behalf of such party by its duly authorized officer, to the other parties hereto, and this Agreement will thereafter become void and have no force and effect and, except for Sections 8.4 and 9.5, any and all obligations, liabilities and responsibilities of the Sellers and OCA to each other under this Agreement or otherwise will terminate without any continued obligation, liability or responsibility of the Sellers or OCA to the other, except for Sections 8.4 and 9.5, and except that (a) upon request therefor, each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of the other party will be treated in accordance with the Confidentiality Agreement, which agreement shall remain in full force and effect; and (b) no exercise by either party of its right to terminate this Agreement pursuant to Section 8.2 shall prejudice that party's rights and remedies against the other party for breach of such other party's obligations under this Agreement or otherwise, except that in the event that the Sellers pay to OCA the Expense Reimbursement and Break-Up Fee in accordance with Section 8.4, payment of such Expense Reimbursement and Break-Up Fee shall constitute OCA's sole and exclusive remedy against any or all of the Sellers with respect to a breach by any of the Sellers of their respective obligations under this Agreement (except with respect to Sections 8.4 and 9.5).

8.4. Break-Up Fee and Expenses. As an essential inducement for OCA to enter into this Agreement and without which agreement OCA would not have entered into this Agreement, the parties hereto agree that, in the event that this Agreement is terminated pursuant to Sections 8.2(b), 8.2(c), 8.2(d) or 8.2(e), the Sellers shall, jointly and severally, on the Business Day immediately following the date of termination: (i) reimburse OCA in immediately available funds for all of OCA's reasonable out-of-pocket costs and expenses (including, without limitation, filing fees and fees and expenses of its legal and accounting advisors, and all fees and all expenses paid or payable to OCA's potential financing sources) incurred in connection with this Agreement and the transactions contemplated herein, including due diligence, negotiation, preparation, execution and delivery of this Agreement and all other documents or actions contemplated hereby or related to this Agreement, the transactions contemplated hereby and any related financing, in an aggregate amount not to exceed $150,000 (the "Expense Reimbursement"); and (ii) in addition, pay to OCA in immediately available funds an amount equal to $600,000 (the "Break-Up Fee"). The parties agree that the Break-Up Fee and the Expense Reimbursement shall be treated and paid as an administrative expense in connection with the bankruptcy of Apple filed under the Bankruptcy Code. The Sellers will concurrently herewith cause each of the Banks to expressly carve out from its liens on the Assets an amount sufficient to pay the Break-Up Fee and the Expense Reimbursement. Each of the Banks hereby expressly carves out from its liens on the Assets an amount sufficient to pay the Break-Up Fee and the Expense Reimbursement.

                               ARTICLE 9. GENERAL.

9.1. Survival of Representations, Warranties, Covenants and Agreements. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing; however, the covenants and agreements set forth in Sections 2.7(b), 2.11, 5.5, 5.6, 5.10 and 9.5 shall survive the Closing.

9.2. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of three (3) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

     (a) If to OCA, to               Orthodontic Centers of America, Inc.
                                     3850 N. Causeway Boulevard, Suite 990
                                     Metairie, Louisiana 70002
                                     Telecopy No.: (504) 833-8832
                                     Attention: Bartholomew F. Palmisano, Sr.

         With a copy (which          Waller Lansden Dortch & Davis, PLLC
         shall not constitute        511 Union Street, Suite 2100
         notice) to:                 Nashville, Tennessee 37219
                                     Telecopy No.: (615) 244-6804
                                     Attention: J. Chase Cole, Esq.
                                     and

     (b) If to any of the Sellers,
         to                          Apple Orthodontix, Inc.
                                     2777 Allen Parkway
                                     Suite 700
                                     Houston, Texas 77019
                                     Telecopy No.: (713) 852-2554
                                     Attention: A. Stone Douglass

         With a copy (which          Katten Muchin Zavis
         shall not constitute        525 West Monroe Street, Suite 1600
         notice) to:                 Chicago, Illinois 60661-3693
                                     Telecopy No.: (312) 902-1061
                                     Attention: Jeff J. Marwil, Esq.

9.3. Entire Agreement. This Agreement (including the schedules and exhibits thereto, and the other documents and instruments referred to herein, including the Confidentiality Agreement and any written agreement between OCA and the Sellers pursuant to Section 2.7(a)) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. No representation, promise, inducement or statement of intention has been made by the Sellers or OCA that is not embodied in this Agreement or the other agreements referred to herein and entered into in connection herewith, the schedules or exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto.

9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws thereof or of any other jurisdiction. Each of the parties hereto irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court). If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.5. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expense, including legal fees, incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. All federal, state and local income, transfer and sales taxes arising from the disposition of the Assets and Assumed Liabilities pursuant to this Agreement shall be borne by the Sellers.

9.6. Amendment. This Agreement and the exhibits and schedules thereto may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

9.7. Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.8. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

9.9. Assignment; Successors and Assigns; Parties In Interest. No party hereto shall assign this Agreement, or its right or duties hereunder, by operation of law or otherwise, without first obtaining the written consent of the other party hereto. Subject to the foregoing provisions, all of the rights, benefits, duties, liabilities and obligations of the parties hereto shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies hereunder.

9.10. Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if the duration or geographic extent of, or business activity covered by, any provision of this Agreement shall be in excess of that which is enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

9.11. Risk of Loss. The risk of loss or damage to the Assets by fire, other casualty or condemnation prior to the Closing is retained by the Sellers.

9.12. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                            ARTICLE 10. DEFINITIONS.

     As used herein, the following terms shall have the following meanings ascribed thereto:

"Accountant's Determination" shall have the meaning set forth in Section 2.7.

"Acquired Business" shall have the meaning set forth in Section 2.1(b).

"Acquired Locations" shall have the meaning set forth in Section 2.1(b).

"Acquisition Proposal" shall mean any proposal or offer from any Person (other than OCA) relating to any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of all or a material portion of the Assets (including in connection with the sale of all or substantially all of the assets of any of the Sellers), or of all or a substantial portion of the equity securities of any of the Sellers, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any of the Sellers; provided, however, that the term "Acquisition Proposal" shall not include any Permitted Acquisition Proposal.

"Actual Office Lease Cure Costs" shall have the meaning set forth in Section
2.7.

"Actual Office Lease Cure Costs Benchmark Amount" shall have the meaning set forth in Section 2.7.

"Actual Net Receivables" shall have the meaning set forth in Section 2.7.

"Actual Net Receivables Benchmark Amount" shall have the meaning set forth in
Section 2.7.

"Actual Payables" shall have the meaning set forth in Section 2.7.

"Actual Payables Benchmark Amount" shall have the meaning set forth in Section 2.7.

"AFD" means an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code.

"Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

"Agreed Discount" shall have the meaning set forth in Section 2.7(b).

"Agreement" means this Asset Purchase Agreement.

"Antitrust Division" shall have the meaning set forth in Section 3.3.

"Apple" shall have the meaning set forth in the preamble to this Agreement.

"Apple SEC Reports" shall have the meaning set forth in Section 3.5(a).

"Assets" shall have the meaning set forth in Section 2.1.

"Assignment and Undertaking" shall have the meaning set forth in Section 2.5.

"Assumed Liabilities" shall have the meaning set forth in Section 2.5.

"Assumed Payables" shall have the meaning set forth in Section 2.5.

"Assumed Payables Benchmark Amount" means an amount agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), subject to adjustment as provided in Section 2.7.

"Balance Sheet" means the condensed and consolidated balance sheets of Apple and its subsidiaries, dated September 30, 1999 and included in Apple's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as filed with the SEC.

"Bankruptcy Code" means Title I of the Bankruptcy Reform Act of 1978, as amended and codified in Title 11 of the United States Code.

"Bankruptcy Court" means the Bankruptcy Court unit of the United States District Court for the District of Delaware, or the Southern District of Texas, as applicable, or such other court having jurisdiction over the Chapter 11 Case or any proceeding relating thereto.

"Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as the same are applicable to the Chapter 11 Case.

"Banks" means Chase Bank of Texas, N.A., and Paribas.

"Bidding Procedures" means a final, nonappealable order of the Bankruptcy Court which provides that (i) notice of Apple's motion to approve the transactions contemplated in this Agreement be served on all creditors of Apple; (ii) notice of Apple's motion to approve the transactions contemplated in this Agreement be published in the local newspaper having the largest circulation in each location of an Acquired Location; (iii) no competing offer to purchase the Assets shall be eligible for consideration by the Bankruptcy Court unless it is substantially identical to the terms set form in this Agreement (including, without limitation, an offer to purchase all of the Assets for immediately available funds); (iv) no competing offer to purchase the Assets shall be eligible for consideration by the Bankruptcy Court unless such offeree is bound to deliver consideration for the Assets at least $850,000 greater than the Purchase Price, and includes evidence, reasonably acceptable to OCA, demonstrating that the offeree is a Qualified Third Party (the "Initial Overbid"); (v) offers made after the Initial Overbid to purchase the Assets shall exceed the Purchase Price, as increased pursuant to the Bidding Procedures, by at least $100,000, and shall remain subject to all of the Bidding Procedures; and (vi) no competing offer to purchase the Assets shall be eligible for consideration by the Bankruptcy Court unless such offer is presented in writing to OCA only at the time and place designated in the Interim Order at least one (1) Business Day prior to the scheduled hearing date with respect to the Section 363/365 Order.

"Bill of Sale" shall have the meaning set forth in Section 2.4.

"Break-Up Fee" shall have the meaning set forth in Section 8.4.

"Business Day" means a day of the year other than a Saturday, Sunday or any other day on which commercial banks in the City of New York, New York are authorized or required by law to close.

"Buyer Documents" shall have the meaning set forth in Section 4.2.

"Buyer Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance which has or would have a material adverse effect on the ability of OCA to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

"Canadian Apple" shall have the meaning set forth in the preamble to this Agreement.

"Canadian Sellers" shall have the meaning set forth in the preamble to this Agreement.

"Cash Payment" shall have the meaning set forth in Section 2.6.

"Chapter 11 Case" shall have the meaning set forth in the first recital to this Agreement.

"Claimant" means all creditors, claimants and interest holders having claims against or interests in Apple.

"Closing" shall have the meaning set forth in Section 2.8.

"Closing Date" shall have the meaning set forth in Section 2.8.

"Code" shall have the meaning set forth in Section 3.13.

"Complete or Partial Withdrawal" means a complete withdrawal or a partial withdrawal as such terms are respectfully defined in Sections 4203, 4204, and 4205 of ERISA.

"Computer Software" shall have the meaning set forth in Section 2.1(h).

"Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of February 4, 1998, between Apple and OCA.

"Contracts" shall have the meaning set forth in Section 2.1(f).

"Cure Costs" shall have the meaning set forth in Section 2.5(a).

"Documents and Software" shall have the meaning set forth in Section 2.1(h).

"EEOC" means the United States Equal Employment Opportunity Commission.

"Employee Plans" shall have the meaning set forth in Section 3.14(a).

"Encumbrances" shall have the meaning set forth in Section 2.1.

"ERISA" Employee Retirement Income Security Act of 1974, as amended.

"Examination Period" shall have the meaning set forth in Section 2.7.

"Excluded Assets" shall have the meaning set forth in Section 2.3.

"Excluded Liabilities" shall have the meaning set forth in Section 2.5(b).

"Expense Reimbursement" shall have the meaning set forth in Section 8.4.

"Final" shall have the meaning set forth in Section 8.2(k).

"Financial Statements" shall have the meaning set forth in Section 3.5(b).

"FTC" means the United States Federal Trade Commission.

"GAAP" means generally accepted accounting principles in effect in the United States consistently applied.

"Holdback Amount" shall have the meaning set forth in Section 2.6.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Insurance Proceeds" shall have the meaning set forth in Section 2.1(j).

"Intellectual Property" shall have the meaning set forth in Section 2.1(i).

"Interim Order" shall have the meaning set forth in Section 5.2(b)(i).

"Inventory" shall have the meaning set forth in Section 2.1(g).

"IRS" means the United States Internal Revenue Service. "knowledge" means, with respect to an individual, such individual is actually aware of the particular fact, matter, circumstance or other item, and, with respect to any other Person (other than an individual), any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, "knowledge" of such fact, matter, circumstance or other item. "Laws" shall have the meaning set forth in
Section 3.8.

"Leases" shall have the meaning set forth in Section 2.1(e).

"Letzer Agreement" means that certain Agreement, dated as of April 23, 1999, among Apple and Gerald M. Letzer, D.D.S., M.D.S., Bernard S. Kahan, D.D.S., and Apple Orthodontix of Metro Detroit, PLLC (the "PLLC"), regarding transfer of certain ownership interests in the PLLC. "Liabilities Schedule" shall have the meaning set forth in Section 2.7.

"Licenses" shall have the meaning set forth in Section 2.1(d).

"Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance which has or would have a material adverse effect on (i) the ability of any of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; (ii) the Assets; (iii) the Acquired Business; or (iv) the Assumed Liabilities.

"Motions" shall have the meaning set forth in Section 5.2(b).

"Multi-Employer Plan" means any multi-employer plan within the meaning of
Section 3137 of ERISA.

"Multiple Employer Plan" means any multiple employer plan within the meaning of
Section 413(c) of the Code.

"Net Receivables" shall have the meaning set forth in Section 2.7.

"Net Receivables Benchmark Amount" means an amount agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), subject to adjustment as provided in
Section 2.7.

"Net Receivables Schedule" shall have the meaning set forth in Section 2.7.

"Non-Competition Period" shall have the meaning set forth in Section 5.6.

"Objection Notice" shall have the meaning set forth in Section 2.7.

"OCA" shall have the meaning set forth in the preamble to this Agreement.

"Office Lease Cure Costs" means all payments necessary to cure (pursuant to Section 365 of the Bankruptcy Code) defaults existing as of the Closing under any of the Leases of office space or other real property that are included in the Assets as of the Closing, following the adjustments described in Section 2.7(a), and that are assumed by and assigned to OCA.

"Office Lease Cure Costs Benchmark Amount" means an amount agreed upon in writing by OCA and the Sellers pursuant to Section 2.7(a), subject to adjustment as provided in Section 2.7. "ordinary course of business" means, with respect to any particular Person: (a) an action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such

Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person. "Permitted Acquisition" means an acquisition or purchase pursuant to a Permitted Acquisition Proposal. "Permitted Acquisition Proposal" means:

               (a) with respect to a Service Agreement Party prior to execution by such Service Agreement Party of an amendment to such Service Agreement Party's respective Service Agreement in accordance with Sections 6.3 and 7.7 and of a Release in accordance with Section 7.6,
          (i) any proposal or offer to any of the Sellers from such Service Agreement Party or from any or all of the orthodontists who are employed by or independent contractors with such Service Agreement Party or a professional entity thereof and who practice orthodontics in the orthodontic practice ("Orthodontic Practice") which is the subject of such Service Agreement Party's Service Agreement, or (ii) any proposal or offer to any or all of such Service Agreement Party and orthodontists from any of the Sellers; relating in each case to the acquisition or purchase directly, or (if any Canadian Seller other than Canadian Apple is currently a party to such Service Agreement) indirectly through purchase of all of the outstanding shares of capital stock of such Canadian Seller, in a single transaction or a series of related transactions, of the Assets exclusively related to such Orthodontic Practice; and

               (b) with respect to a Service Agreement Party after such Service Agreement Party has indicated to OCA and/or Apple in writing (a "Rejection Notice"), each of which shall immediately give a copy of such Rejection Notice to the other upon such party's receipt thereof, that such Service Agreement Party does not desire or intend to, or refuses to, execute a Release in accordance with Section 7.6 and an amendment to such Service Agreement Party's Service Agreement in accordance with Sections 6.3 and 7.7 or otherwise participate in the transactions contemplated by this Agreement (provided, however, that a Service Agreement Party's response to a letter from Apple to such party describing this transaction and certain alternatives (which letter was dated and/or sent February 21, February 22 or March 21,
          2000), and/or such Service Agreement Party's failure to respond to or indicate such party's agreement to the matters set forth in such letter, shall not, and shall not be deemed to, constitute a Rejection Notice for purposes of this definition), any proposal or offer from or to any Person, including any of the Sellers, relating to acquisition or purchase directly, or (if any Canadian Seller other than Canadian Apple is currently a party to such Service Agreement Party's Service Agreement) indirectly through purchase of all of the outstanding shares of capital stock of such Canadian Seller, in a single transaction or a series of related transactions, of the Assets exclusively related to the Orthodontic Practice which is the subject of such Service Agreement Party's Service Agreement;

               (c) provided, however, that a "Permitted Acquisition Proposal" shall not apply to or include the direct or indirect purchase or acquisition of Assets which are not exclusively related to the Orthodontic Practice which is the subject of such Service Agreement Party's Service Agreement.

"Permitted Encumbrances" shall have the meaning set forth in Section 2.4.

"Person(s)" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

"Personal Property" shall have the meaning set forth in Section 2.1(b).

"Post-Closing Adjustments Schedule" shall have the meaning set forth in Section 2.7(b).

"Prepaid Expenses" shall have the meaning set forth in Section 2.1(k).

"Prohibited Transactions" means any prohibited transaction within the meaning of
Section 406 or 407 of ERISA or Section 4975 of the Code.

"Purchase Price" shall have the meaning set forth in Section 2.6.

"Qualified Plan" means a plan that is qualified within the meaning of Section 401(a) of the Code.

"Qualified Third Party" means a Person which is not an Affiliate of Apple, Canadian Sellers or their subsidiaries, and which a majority of the members of the Board of Directors of Apple determines in their good faith reasonable judgment to be financially capable of consummating the transactions contemplated in this Agreement on substantially identical terms as those set forth herein, including the payment of immediately available funds in the amount of the Cash Payment plus $850,000.

"Receivables" shall have the meaning set forth in Section 2.1(c).

"Release" shall have the meaning set forth in Section 7.6.

"SEC" shall mean the United States Securities and Exchange Commission.

"Sellers" shall have the meaning set forth in the Recitals to this Agreement.

"Seller Examination Period" shall have the meaning set forth in Section 2.7(b).

"Seller Documents" shall have the meaning set forth in Section 3.2.

"Service Agreements" shall have the meaning set forth in Section 2.1(a).

"Service Agreement Party" means an orthodontist and/or professional entity that is a party to a Service Agreement.

"Settlement Agreement" shall have the meaning set forth in Section 2.7.

"Standard Termination" means any standard termination as described in Section 4041(b) of ERISA.

"Superior Proposal" shall mean a bona fide proposal made by a Qualified Third Party to acquire all of the capital stock of Apple or all of the Assets: (i) on terms which a majority of the members of the Board of Directors of Apple determines in their good faith reasonable judgment to be more favorable to Apple and its stockholders than the transactions contemplated hereby; (ii) for which such Qualified Third Party Bidder then has adequate financing available; and
(iii) which is not subject to any financing or due diligence condition.

"Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

"Tax Returns" means any return, report, rendition or other document or information required to be supplied to a taxing authority in connection with the Taxes.

"Transfer Taxes" shall have the meaning set forth in Section 5.10.

"Wood Agreement" means that certain Stock Pledge Agreement, dated as of June 15, 1998, between Apple and H. Bradley Wood, D.D.S., regarding the pledge and transfer of certain capital stock.

                        [SIGNATURE PAGE IS THE NEXT PAGE]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by an authorized officer thereof as of the day and year first above written.


                                "OCA"

                                ORTHODONTIC CENTERS OF AMERICA, INC.



                                By: /s/ Bartholomew F. Palmisano, Sr.
                                    -------------------------------------------
                                Name: Bartholomew F. Palmisano, Sr.
                                      -----------------------------------------
                                Title: Co-Chief Executive Officer and President
                                       ----------------------------------------


                                "APPLE"

                                APPLE ORTHODONTIX, INC.



                                By: /s/ A. Stone Douglass
                                    -------------------------------------------
                                Name: A. Stone Douglass
                                      -----------------------------------------
                                Title: President and Chief Executive Officer
                                       ----------------------------------------


                                "CANADIAN SELLERS"

                                APPLE ORTHODONTIX OF CANADA, INC.


                                By: /s/ A. Stone Douglass
                                    -------------------------------------------
                                Name: A. Stone Douglass
                                      -----------------------------------------
                                Title: President and Chief Executive Officer
                                       ----------------------------------------


                                VICTORIA ORTHODONTIC MANAGEMENT, LTD.


                                By: /s/ A. Stone Douglass
                                    -------------------------------------------
                                Name: A. Stone Douglass
                                      -----------------------------------------
                                Title: President and Chief Executive Officer
                                       ----------------------------------------

                                489147 ONTARIO LIMITED


                                By: /s/ A. Stone Douglass
                                    -------------------------------------------
                                Name: A. Stone Douglass
                                      -----------------------------------------
                                Title: President and Chief Executive Officer
                                       ----------------------------------------


                                RUTH MANAGEMENT, INC.



                                By: /s/ A. Stone Douglass
                                    -------------------------------------------
                                Name: A. Stone Douglass
                                      -----------------------------------------
                                Title: President and Chief Executive Officer
                                       ----------------------------------------


                                265084 B.C. LTD.


                                By: /s/ A. Stone Douglass
                                    -------------------------------------------
                                Name: A. Stone Douglass
                                      -----------------------------------------
                                Title: President and Chief Executive Officer
                                       ----------------------------------------

     Solely for purposes of its agreements and covenants set forth in Sections 5.3(a) and 8.4, and to consent to the terms and conditions of this Agreement, and the transactions contemplated herein, including the purchase and sale of the Assets for the Purchase Price, as adjusted herein, the Bidding Procedures, the non-solicitation provisions of Section 5.3(a) and the Expense Reimbursement and Break-Up Fee, each of the Banks has caused this Agreement to be duly executed by an authorized officer thereof as of the day and year first above written.


                                       CHASE BANK OF TEXAS, N.A.


                                       By: /s/ Bruce A. Shilcutt
                                           -----------------------------------
                                       Name: Bruce A. Shilcutt
                                             ---------------------------------
                                       Title: Vice President
                                              --------------------------------


                                       PARIBAS


                                       By: /s/  Amy Kirschner
                                           -----------------------------------
                                       Name: Amy Kirschner
                                             ---------------------------------
                                       Title: Vice President
                                              --------------------------------